As filed with the Securities and Exchange Commission on August 19, 2002

      Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEANIC EXPLORATION COMPANY

(Exact name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1330 (Primary Standard Industrial Classification Code No.)	84-0591071 (I.R.S. Employer Identification Number)

7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Address and telephone number of principal executive offices and principal place of business)

CHARLES N. HAAS, PRESIDENT
OCEANIC EXPLORATION COMPANY
7800 East Dorado Place, Suite 250
Englewood, CO 80111
(303) 220-8330
(Name, address and telephone number of agent for service)

Copies of communications to:
RICHARD T. BEARD, ESQ.
JEANENE F. PATTERSON, ESQ.
Callister Nebeker & McCullough
Gateway Tower East, Suite 900
10 East South Temple
Salt Lake City, UT 84133
(801) 530-7300

Approximate date of commencement of proposed sale to the public: Thirty days after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of securities	Proposed maximum aggregate	Amount of
to be registered	offering price[1]	registration fee

Common Stock	$3,150,450	$290

[1]	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2002

PROSPECTUS

OCEANIC EXPLORATION COMPANY
21,000,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

•	Oceanic Exploration is distributing non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on September , 2002.

•	You will receive 2.1177565 subscription rights for each share of common stock you owned on September , 2002, rounded up to the next whole subscription right. Each whole subscription right entitles you to purchase one share of common stock for $.15.

•	If you exercise all of your subscription rights, you may elect to purchase additional shares at the same price. NWO Resources, Inc. and Cordillera Corporation, two of our principal stockholders, have stated their intention to exercise their subscription rights, thereby purchasing 11,558,668 shares, and have also indicated that they may purchase any additional shares that are not subscribed for by other stockholders. They are, however, not obligated to exercise their subscription rights or to purchase additional shares.

•	The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Denver, Colorado Time, on October , 2002. We reserve the right to cancel the rights offering at any time. There is no minimum that we must sell in order to complete the offering.

•	The subscription rights may not be sold or transferred and will not be listed for trading on any stock exchange. Our common stock is not listed on any exchange. The last sale price of our common stock on September , 2002 was $ .

The exercise of the subscription rights involves substantial risk. For a discussion of certain factors that should be considered in evaluating an investment in the securities offered, see “Risk Factors” beginning on page 7.

		Discount and
	Subscription Price	Commissions	Net Proceeds[1]

Per Share	$ .15	None	$ .15
Total[2]	$3,150,000	None	$3,150,000

[1]	Before deducting estimated expenses of the offering of $100,000 payable by us.

[2]	Up to 3,000 additional shares of common stock may be issued solely in connection with the rounding up of shares, if any. If these shares are issued in full the Net Proceeds will be $3,150,450.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September      , 2002

PROSPECTUS SUMMARY
QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
Risks Associated With the Offering of Subscription Rights
Risk Factors Relating to Oceanic Exploration
ABOUT THE RIGHTS OFFERING
Reason for the Rights Offering
The Subscription Rights
Basic Subscription Privilege
Over-Subscription Privilege
No Recommendations
Expiration Date
Cancellation Right
Non-transferability of Subscription Rights
Exercise of Subscription Rights
Method of Payment
Shares Held for Others
Ambiguities in Exercise of Subscription Rights
Regulatory Limitation
Our Decision Binding
No Revocation
Rights of Subscribers
Shares of Common Stock Outstanding After the Rights Offering
Fees and Expenses
Important
IF YOU HAVE ANY QUESTIONS
PLAN OF DISTRIBUTION
FEDERAL INCOME TAX CONSIDERATIONS
General
Taxation of Stockholders
STATE AND FOREIGN SECURITIES LAWS
RESALE OF COMMON STOCK
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
BUSINESS OF OCEANIC EXPLORATION
Oil and Gas
Alliance Employment Solutions
Management Services
PROPERTIES
Greece
Republic of China (Taiwan)
Timor Gap
Finney County, Kansas
Other
LEGAL PROCEEDINGS
MARKET FOR COMMON STOCK
CAPITALIZATION
DIVIDENDS
AVAILABILITY OF OIL AND GAS RESERVE INFORMATION
OIL AND GAS REVENUE AND COST INFORMATION
OTHER OIL AND GAS INFORMATION
SELECTED FINANCIAL DATA
Statement Of Earnings Data
Balance Sheet Data
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Liquidity and Capital Resources
Results of Operations
Effect of Recently Issued Accounting Standards
DESCRIPTION OF CAPITAL STOCK
Common Stock
Preferred Stock
Transfer Agent
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Agreements
Officer Fees
Officer’s Family Compensation
Employee Benefit Plans
Lease of Office Space
INDEMNIFICATION OF OFFICERS AND DIRECTORS
LEGAL MATTERS
EXPERTS
IF YOU WOULD LIKE MORE INFORMATION
CONSOLIDATED BALANCE SHEETS
APPENDIX I
EX-10.14 Concession Contract
EX-10.15 Demand Promissory Note
EX-21.1 Subsidiaries of the Registrant
EX-23.1 Consent of KPMG LLP

     No person is authorized to give any rights offering information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Oceanic Exploration since the date hereof or that the information contained by reference herein is correct as of any time subsequent to its date.

PROSPECTUS SUMMARY	1
QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION	1
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING	1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	5
SUMMARY FINANCIAL INFORMATION	6
RISK FACTORS	7
Risks Associated With the Offering of Subscription Rights	7
Risk Factors Relating to Oceanic Exploration	8
ABOUT THE RIGHTS OFFERING	10
Reason for the Rights Offering	10
The Subscription Rights	11
Basic Subscription Privilege	11
Over-Subscription Privilege	11
No Recommendations	12
Expiration Date	12
Cancellation Right	12
Non-transferability of Subscription Rights	12
Exercise of Subscription Rights	12
Method of Payment	13
Shares Held for Others	13
Ambiguities in Exercise of Subscription Rights	13
Regulatory Limitation	14
Our Decision Binding	14
No Revocation	14
Rights of Subscribers	14
Shares of Common Stock Outstanding After the Rights Offering	14
Fees and Expenses	14
Important	15
IF YOU HAVE ANY QUESTIONS	15
PLAN OF DISTRIBUTION	15
FEDERAL INCOME TAX CONSIDERATIONS	15
General	15
Taxation of Stockholders	16
STATE AND FOREIGN SECURITIES LAWS	17
RESALE OF COMMON STOCK	17
USE OF PROCEEDS	17

i

DETERMINATION OF OFFERING PRICE	18
BUSINESS OF OCEANIC EXPLORATION	18
Oil and Gas	19
Alliance Employment Solutions	20
Management Services	20
PROPERTIES	21
Greece	21
Republic of China (Taiwan)	22
Timor Gap	22
Finney County, Kansas	23
Other	24
LEGAL PROCEEDINGS	24
MARKET FOR COMMON STOCK	25
CAPITALIZATION	26
DIVIDENDS	26
AVAILABILITY OF OIL AND GAS RESERVE INFORMATION	26
OIL AND GAS REVENUE AND COST INFORMATION	27
OTHER OIL AND GAS INFORMATION	27
SELECTED FINANCIAL DATA	28
Statement Of Earnings Data	28
Balance Sheet Data	28
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	28
Liquidity and Capital Resources	28
Results of Operations	29
Effect of Recently Issued Accounting Standards	32
DESCRIPTION OF CAPITAL STOCK	33
Common Stock	33
Preferred Stock	33
Transfer Agent	34
DIRECTORS AND EXECUTIVE OFFICERS	34
EXECUTIVE COMPENSATION	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
Management Agreements	37
Officer Fees	37
Officer’s Family Compensation	38
Employee Benefit Plans	38
Lease of Office Space	38
INDEMNIFICATION OF OFFICERS AND DIRECTORS	39
LEGAL MATTERS	39
EXPERTS	39
IF YOU WOULD LIKE MORE INFORMATION	39
CONSOLIDATED BALANCE SHEETS	F-1
APPENDIX I — FORM OF SUBSCRIPTION AGREEMENT	I-1

ii

PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about Oceanic Exploration and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “If You Would Like More Information.”

QUESTIONS AND ANSWERS ABOUT OCEANIC EXPLORATION

What is Oceanic Exploration?

     We were established in 1969 as a Delaware corporation and historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. Subsequent to purchase, we conduct exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We are not currently conducting exploration activities. We are currently actively pursuing legal claims related to our disputed oil and gas concession in the Timor Gap between East Timor and Australia.

     Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California and a wholly owned subsidiary of Alliance Staffing Associates, Inc. We operate the business through our wholly owned division, Alliance Employment Solutions, through which we offer employment solutions to clients’ needs for executive search, professional and technical placement, human resources consulting, site management and contract staffing.

     We also provide management services including supervisory services, bookkeeping services and administrative services to Points Four World Travel, Inc. and San Miguel Valley Corporation. We provide supervisory services and administrative services to Cordillera Corporation and Global Access Telecommunications, Inc. All services are provided on a cost plus 5% of the cost mark up basis. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations.

Where are we located?

     Our principal executive offices are located at

Oceanic Exploration Company 7800 East Dorado Place, Suite 250 Englewood, CO 80111 (303) 220-8330

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

     A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

What is a subscription right?

     We are distributing to you, at no charge, 2.1177565 subscription rights for every share of our common stock that you owned as a holder of record on September      , 2002. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our common stock for $.15. When you “exercise” a subscription right that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give away, transfer or sell your subscription rights. Only you may exercise your subscription rights. See “About the Rights Offering-The Subscription Rights.”

What is the basic subscription privilege?

     The basic subscription privilege of each whole subscription right entitles you to purchase one share of our common stock at a subscription price of $.15. See “About the Rights Offering-Basic Subscription Privilege.”

What is the over-subscription privilege?

     We do not expect that all of our stockholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $.15 per share. See “About the Rights Offering-Over-Subscription Privilege.”

What are the limitations on the over-subscription privilege?

     If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the exercise of their basic subscription privilege. NWO Resources, Inc. and Cordillera Corporation, two of our principal stockholders, have stated their intention to purchase any additional shares that are not subscribed for by other stockholders in the rights offering, to the extent such shares are available. NWO Resources, Inc. and Cordillera are, however, not obligated to exercise their basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so. See “About the Rights Offering-Over-Subscription Privilege.”

Why are we engaging in a rights offering?

     We are making this rights offering with the intention of raising up to approximately $3,150,000. We intend to use the proceeds to (i) fund future operations, including those of our employment services division, (ii) pursue the claims of our subsidiary, Petrotimor Companhia de Petroléos, S.A.R.L. (which we refer to in this prospectus as “Petrotimor”), against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area, regarding Petrotimor’s oil and gas concession in the Timor Gap and (iii) continue to pursue commercial opportunity in East Timor. See “Use of Proceeds.” We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us.

What is the Board of Directors recommendation regarding the rights offering?

     We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

How many shares may I purchase?

     You will receive 2.1177565 subscription rights for each share of common stock that you owned on September _, 2002. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $.15. See “About the Rights Offering-Basic Subscription Privilege.” If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. In your subscription agreement, you may request to purchase as many additional shares as you wish for $.15 per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested in your subscription agreement. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. See “About the Rights Offering-Over-Subscription Privilege.”

How did we arrive at the $.15 per share subscription price?

     Independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. The $.15 subscription price was based on the strategic alternatives available to us for raising capital, the lack of trading volume in our stock, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets. See “Determination of Offering Price.”

How do I exercise my subscription rights?

     You must properly complete the attached subscription agreement and deliver it to Oceanic Exploration before 5:00 p.m., Denver, Colorado Time on October      , 2002 (the “Expiration Date”). The address for Oceanic Exploration is on page 1. See “About the Rights Offering-Exercise of Subscription Rights.”

How do I pay for my shares?

     Your subscription agreement must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. See “About the Rights Offering-Method of Payment.”

How long will the rights offering last?

     You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Denver, Colorado Time, on the Expiration Date of October      , 2002, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering. See “About the Rights Offering-Expiration Date.”

What if my shares are not held in my name?

     If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

     If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials. See “About the Rights Offering-Shares Held for Others.”

After I exercise my subscription rights, can I change my mind and cancel my purchase?

     No. Once you send in your subscription agreement and payment you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $.15 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.15 per share. See “About the Rights Offering-No Revocation.”

Is exercising my subscription rights risky?

     The exercise of your subscription rights involves significant risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 7.

Must I exercise any subscription rights?

     No. You are not required to exercise your subscription rights or take any other action.

What happens if I choose not to exercise my subscription rights?

     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Oceanic Exploration that you own will diminish, and your voting and other rights will be diluted. See “Risk Factors-Risks Associated With the Offering of Subscription Rights-Your percentage ownership of Oceanic Exploration may be diluted.”

Can I sell or give away my subscription rights?

     No.

What are the Federal Income Tax consequences of exercising my subscription rights?

     The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Federal Income Tax Considerations-Taxation of Stockholders.”

When will I receive my new shares?

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after the Expiration Date.

Can the Board of Directors cancel the rights offering?

     Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before October      , 2002, for any reason. See “About the Rights Offering-Cancellation Right.”

How much money will Oceanic Exploration receive from the rights offering?

     If we sell all the shares being offered, we will receive gross proceeds of approximately $3,150,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result there is no assurance we will be able to sell all or any of the shares being offered. However, NWO Resources, Inc. and Cordillera Corporation, two of our principal stockholders, have indicated their intention to exercise fully their basic subscription rights and to purchase all of the shares that are not subscribed for in the rights offering by other stockholders. NWO Resources, Inc. and Cordillera Corporation are, however, not obligated to exercise their basic subscription rights or to purchase any additional shares that are not subscribed for by other stockholders and may decide not to do so. See “About the Rights Offering-Over-Subscription Privilege.”

How will we use the proceeds from the rights offering?

     We intend to use the proceeds to (i) fund future operations, including those of our employment services division, (ii) pursue the claims of our subsidiary, Petrotimor, against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area, regarding Petrotimor’s oil and gas concession in the Timor Gap and (iii) continue to pursue commercial opportunity in East Timor. See “Use of Proceeds.”

How many shares will be outstanding after the rights offering?

     The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 21,000,000 shares of common stock. In that case, we will have approximately 30,916,154 shares of common stock outstanding after the rights offering.

What if I have more questions?

     If you have more questions about the rights offering, please contact our Secretary, Janet A. Holle, at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 or by telephone at (303) 220-8330.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Oceanic Exploration in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control. You are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.

SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. You should read the data in conjunction with the financial statements, related notes and other financial information included therein.

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

Statement of Earnings Data
Revenue	$3,410,915	$12,637,197	$1,622,293	$1,692,465
Costs & Expenses	6,374,697	4,513,515	3,345,130	2,778,959
Income (Loss) before Income Taxes	(2,963,782)	8,123,682	(1,722,837)	(1,086,494)
Net Income (Loss)	(2,927,559)	7,901,385	(1,722,837)	(1,051,679)
Earnings (Loss) per Share of Common Stock	(0.30)	0.80	(0.17)	(0.11)

	December 31, 2001	June 30, 2002

	Actual	Actual	As Adjusted[1]

Balance Sheet Data
Net working capital	$1,974,499	$297,126	$3,347,126
Total Assets	3,739,180	1,890,916	4,940,916
Stockholders’ equity	2,655,407	932,570	3,982,570

[1]	As adjusted to give effect to the sale of 21,000,000 shares of common stock offered hereby at an assumed offering price of $.15 per share and the application of the estimated net proceeds therefore. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

     Investing in our common stock involves substantial risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to exercise your subscription rights and purchase our common stock.

Risks Associated With the Offering of Subscription Rights

     The market price of our common stock may decline. We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock goes below $.15, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

     Determination of the subscription price. We did not set any of the terms and conditions of the rights offering, including the subscription price, based on an independent valuation of Oceanic Exploration. The $.15 subscription price was based on the strategic alternatives available to us for raising capital, the market price of our common stock before and after the announcement of the rights offering, the lack of trading volume in our stock, our business prospects and the general conditions in the securities markets. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of Oceanic Exploration or our common stock. See “Determination of Offering Price.”

     You will not be able to revoke your exercise of subscription rights. Once you exercise your subscription rights, you may not revoke the exercise.

     Your percentage ownership of Oceanic Exploration may be diluted. If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of Oceanic Exploration relative to stockholders who fully exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or approximately 1.0% of the equity of Oceanic Exploration, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 100,000 shares will be reduced to approximately 0.3%.

     The rights offering may be canceled and funds returned without interest. If we elect to cancel the rights offering, we will have no obligation with respect to the subscription rights except to return, without interest, any subscription payments.

     Our need for capital. We intend to raise approximately $3,150,000 by making this rights offering, but no assurance can be given that we will be able to do so. Because there is no established minimum purchase requirement, we may complete the rights offering without having raised the full $3,150,000. If we do not raise the full $3,150,000, our ability to pursue the Petrotimor litigation will be limited and we will not be able to fund the ongoing operations to the extent contemplated in this prospectus, including our employment services business. Other than our demand promissory note with NWO Resources, Inc., which allows us to borrow up to $500,000, we do not have any commitments for raising either debt or equity capital. We cannot assure you that the funds from this rights offering will be sufficient to fund operations and pursue the Petrotimor litigation. Even if all of the $3,150,000 is raised in this rights offering, we will likely need more capital to fund our operations after 2004. Such additional financing will present additional risks to our stockholders, depending on the price and terms attached to such funding. See “Use of Proceeds.”

Risk Factors Relating to Oceanic Exploration

     Recurring material net losses. We have suffered recurring material net losses and losses from operations during the most recent interim period and in recent fiscal years. Although we had net income of $7,901,385 in 2000 as a result of our settlement of litigation, we had a net loss of $2,927,559 for 2001 and net losses in prior years. During the six-month period ended June 30, 2002, we had a net loss of $1,722,837.

     Trading of our common stock is subject to penny stock rules. Our common stock is penny stock as defined by the Exchange Act. Brokers must comply with complex disclosure rules prescribed by the Exchange Act prior to effecting trades in a penny stock. The classification of our common stock as a penny stock reduces the tradability of the common stock and reduces the market value of the common stock.

     Competition. The oil and gas industry is competitive, and we must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas and mineral exploration and development programs substantially exceeds the available supply, and we compete with other exploration and development companies of far greater means for the available funds.

     The employment agency industry in San Diego is very competitive with several large international and national agencies doing business in the area in addition to multiple local and regional agencies.

     Risks associated with oil and gas production. Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks that affect not only the concessions themselves but also their salability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas.

     Risks associated with employment agency industry. The employment agency industry is affected, to a large extent, by trends in national or local economic conditions. During periods of slowing economic activity or high unemployment, many companies reduce their usage of temporary staffing employees before laying off regular employees. Our clients change on a regular basis and are not bound by any long term contracts to use our services. Substantially all of our revenues from our employment agency division are presently derived from operations in San Diego, California. Furthermore, our employment activities are currently focused in the light clerical and technical segments of the employment industry. Deteriorating economic conditions in the region or in this narrow industry segment could materially adversely affect Alliance Employment Solutions’ business, financial condition and results of operations.

     Foreign operations subject to risks. Our oil and gas concessions are generally located in territories controlled by foreign governments. As a result the concessions may be subject to the following risks:

•	Potential expropriation or nationalization of concessions or facilities by foreign governments

•	Jurisdictional disputes between foreign governments concerning areas in which our concessions are located

•	Civil unrest or significant political changes in foreign countries in which we hold concessions

•	Taxation by foreign governments of our income derived within their jurisdiction or other forms of tax combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments

•	Application of foreign procedural or substantive laws

•	Fluctuations in the price of and the demand for oil and gas

     Certain of our properties, including those in Greece, Taiwan and the East Timor Gap, are subject to current disputes between foreign governments that have essentially, in addition to our lack of funds, precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner.

     Lack of dividends. We have never paid a dividend on our common stock and do not intend to do so in the foreseeable future. Any future payment of dividends by us is subject to the discretion of the Board of Directors.

     Control by principal stockholders. Two of our principal stockholders, NWO Resources, Inc. and Cordillera Corporation, currently own 49.5% and 5.5% respectively of our common stock. If all stockholders fully exercise their subscription rights, the effective percentage ownership of each stockholder will remain unchanged. If the rights are not exercised by any other stockholder and NWO Resources, Inc. and Cordillera Corporation purchase all shares of common stock not purchased by other stockholders, NWO Resources, Inc. will control approximately 77.0% and Cordillera Corporation will control approximately 8.6 % of the issued common stock. In such event, NWO Resources, Inc. and Cordillera Corporation would substantially increase their ownership and all of our current shareholders, except for NWO Resources, Inc. and Cordillera Corporation, would be substantially diluted in percentage ownership of Oceanic Exploration. Our Chairman of the Board and Chief Executive Officer, Mr. Blue, is President and the beneficial owner of a majority of the common stock of Cordillera Corporation, which is the major stockholder of NWO Resources, Inc. Mr. Blue is the chairman of the board and president of NWO Resources, Inc.

     Conflicts of interest. There have been material transactions between Oceanic Exploration and our management and their affiliates, some of which cannot be deemed to have been the result of arm’s length negotiations. See “Certain Relationships and Related Transactions.”

     Pending legal proceedings. No government of East Timor has recognized our concession in East Timor other than Portugal, which granted the concession in December 1974 when East Timor was under its control. Portugal has recognized the fact that Petrotimor’s contractual obligations under the concession were suspended on August 9, 1975 by force majeure when East Timor was illegally invaded and occupied by Indonesia. This force majeure status remained in effect until at least October 25, 1999. We brought suit in the Federal Court of Australia against the Commonwealth of Australia, the Joint

Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating in the area to seek a ruling that entering into the Timor Gap Treaty by the government of Australia on December 11, 1989, was outside of the power of the Commonwealth of Australia with the result that the treaty, which claims to grant the concession to the Phillips Petroleum companies, and the legislation of the Australian Parliament is void or invalid. Our interest in East Timor is subject to this complex legal proceeding. In order to retain our interest or recover compensation for our interest, we must be successful in our current litigation. Concurrently with pursuing such litigation, we are endeavoring to achieve recognition of our rights by the new government in East Timor.

     If we are unsuccessful in our legal proceedings, do not receive damages for our claims, and do not achieve recognition in East Timor, we may have no further interest in East Timor and will have incurred substantial legal and other expenses over a protracted period of time in trying to protect our rights. The parties involved in the legal proceedings have substantial resources and have contested our claims. While we believe there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. The Federal Court of Australia in which the litigation is filed has taken under advisement a motion to dismiss our suit on the basis that the court does not have jurisdiction over the subject of the suit. If we are not able to obtain a favorable outcome on this motion, our suit may be dismissed. It may take a substantial amount of time and resources to determine if we have a claim in the Australian court. Ultimately, we must obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor in order to recover the benefits of our concession in East Timor.

     If we are successful in having the Timor Gap Treaty declared void, we may be entitled to such damages as might be decided by the federal court. Alternatively, we may still establish an entitlement to the historical benefits of our concession with the current government of East Timor. At this time we are unable to assess the outcome of both the suit and the recognition of our concession with the current government of East Timor. See “Legal Proceedings.”

     Even if we are successful in obtaining recognition and entitlement to the benefits of the concession, the ultimate value of the concession cannot be determined at this time. See “Properties-Timor Gap.”

ABOUT THE RIGHTS OFFERING

     Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 7.

Reason for the Rights Offering

     We are making this rights offering with the intention of raising up to approximately $3,150,000. We intend to use the proceeds to (i) fund future operations, including those of our employment services division, (ii) pursue the claims of our subsidiary, Petrotimor, against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area, regarding Petrotimor’s oil and gas concession in the Timor Gap and (iii) continue to pursue commercial opportunity in East Timor. We want to give you the opportunity to participate in our equity fund-raising so that you will have the ability to maintain your proportional ownership interest in us. See “Risk Factors-Risks Associated with the Offering of Subscription Rights-Risk of not raising the full $3,150,000.”

The Subscription Rights

     We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on September _, 2002. We are giving you 2.1177565 subscription rights for each share of common stock that you owned on September _, 2002. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of common stock for $.15. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Denver, Colorado Time, on the Expiration Date. After that date, the subscription rights will expire and will no longer be exercisable.

Basic Subscription Privilege

     Each subscription right entitles you to receive one share of common stock upon payment of $.15 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after October _, 2002, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

     Subject to the allocation described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full.

     If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided in your subscription agreement. When you send in your subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription agreement, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges. We have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

     As soon as practicable after the Expiration Date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the Expiration Date. We have the discretion to delay allocation and distribution of any and all shares to stockholders who are affected by state securities laws, if any, and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with such regulations. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to Oceanic Exploration as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

     NWO Resources, Inc. and Cordillera Corporation, two of our principal stockholders, have stated their intention to fully exercise their basic subscription rights and, if the rights offering is under subscribed, to purchase additional shares that are not subscribed for by other stockholders in the rights offering, to the extent that shares are available. NWO Resources, Inc. and Cordillera are not obligated to exercise their basic subscription privileges or purchase all unsubscribed shares and may later determine not to do so.

No Recommendations

     We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

     The rights will expire at 5:00 p.m., Denver, Colorado Time, on the expiration date of October _, 2002 (“Expiration Date”), unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the Expiration Date will be similarly extended. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment.

Cancellation Right

     Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on the Expiration Date for any reason (including a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.

Non-transferability of Subscription Rights

     Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Exercise of Subscription Rights

     You may exercise your subscription rights by delivering to us on or prior to the Expiration Date

•	a properly completed and duly executed subscription agreement; and

•	payment in full of $.15 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

     You should deliver your subscription agreement and payment to us at

Oceanic Exploration Company Attention: Phylis J. Anderson, Chief Financial Officer 7800 East Dorado Place, Suite 250 Englewood, Colorado 80111 (303) 220-8330

     We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

Method of Payment

     Payment for the shares must be made by certified check, bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Oceanic Exploration Company.” Payment will be deemed to have been received by us only upon receipt by us of any certified check or bank draft drawn upon a U.S. bank, or any postal, telegraphic or express money order.

     Sufficient mailing time should be allowed for the subscription agreement and payment to be received by us before the Expiration Date at 5:00 p.m., Denver, Colorado Time, October _, 2002, after which time the rights will be void and valueless.

Shares Held for Others

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription agreement and the related nominee holder certification, and submit them to us with the proper payment.

     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

Ambiguities in Exercise of Subscription Rights

     If you do not specify the number of shares of common stock being subscribed for in your subscription agreement, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If your payment exceeds the total purchase price for all of the shares of common stock shown in your subscription agreement, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and you have not obtained such clearance or approval.

Our Decision Binding

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give such notification.

No Revocation

     Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.15 per share.

Rights of Subscribers

     Your exercise of rights in this rights offering will give you no additional rights as a stockholder until the shares you have purchased in the rights offering are deemed issued to you.

Shares of Common Stock Outstanding After the Rights Offering

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 30,916,154 shares of common stock will be issued and outstanding. This would represent an approximate 212% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

Fees and Expenses

     You are responsible for paying commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Oceanic Exploration will not pay these expenses.

Important

     Please carefully read the instructions accompanying the subscription agreement and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your subscription agreement, and you bear the risks associated with such delivery. If you choose to deliver your subscription agreement and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to us prior to the Expiration Date.

IF YOU HAVE ANY QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions, you should contact

Oceanic Exploration Company Attention: Janet A. Holle, Secretary 7800 East Dorado Place, Suite 250 Englewood, Colorado 80111 (303) 220-8330

PLAN OF DISTRIBUTION

     On or about September      , 2002, we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock as of September      , 2002. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it with payment for the shares, to us at the address on page 12. See “About the Rights Offering-Exercise of Subscription Rights.” If you have any questions, you should contact Janet A. Holle, our Secretary at the telephone numbers and address listed above.

     The shares of common stock offered pursuant to this rights offering are being offered by us directly to holders of our common stock.

FEDERAL INCOME TAX CONSIDERATIONS

General

     The following summarizes the material federal income tax consequences to you as a United States stockholder of Oceanic Exploration as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Other tax considerations may apply to investors who are, for example, insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

     This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis.

     This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on the distribution date. The distribution would be taxed as a dividend to the extent made out of Oceanic Exploration’s current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights in that situation would result in a capital loss.

Taxation of Stockholders

     Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of subscription rights you receive as a distribution with respect to your common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

     Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

     Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

RESALE OF COMMON STOCK

     Subject to applicable state securities laws, stockholders who are not “affiliates” of Oceanic Exploration may generally resell, without restriction, the common stock acquired pursuant to the exercise of their rights. Stockholders who are deemed to be “affiliates” of Oceanic Exploration may resell common stock acquired pursuant to the exercise of their rights only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.

     NWO Resources, Inc. and Cordillera Corporation have no current intent to distribute any common stock they acquire pursuant to this offering. If they determine to sell all or a part of that common stock, they may do so at the market price through transactions with brokers or dealers or through one or more privately negotiated transactions. NWO Resources, Inc. and Cordillera Corporation will be required to deliver a prospectus in connection with any such sales. They are both affiliates of Oceanic Exploration for purposes of Rule 144 under the Securities Act. Accordingly, the resale of common stock acquired by them will be subject to the limitations set forth in Rule 144 with respect to amounts of securities sold by an affiliate and the manner of sale unless the common stock is sold by them in a transaction otherwise exempt from registration under the Securities Act and other applicable securities laws.

USE OF PROCEEDS

     The following table illustrates our current expectations as to the use of the proceeds from this offering if the rights offering is fully subscribed. We have no firm agreement concerning items listed and no binding budget has been established. If less than the full rights offering is subscribed for, we will pay the costs of the offering and apply any additional available funds in approximately the proportion indicated below. The amounts stated herein are estimates only and the actual expenditures may vary from the estimate.

Gross Proceeds[1]	$3,150,000
Cost of Offering[2]	(100,000)

Net Proceeds	$3,050,000

Fund Future Operations[3]	$993,000
Petrotimor Litigation Expenses	1,500,000
Continue to Pursue Commercial Opportunity in East Timor	185,000
Fund Alliance Division[4]	372,000

Net Proceeds	$3,050,000

[1]	This figure does not take into account an additional $450 that would be raised if up to 3,000 additional shares of common stock are issued in connection with the rounding up of shares.

[2]	The estimated costs of offering include professional fees incurred in the preparation of this prospectus and printing, copying and miscellaneous expenses.

[3]	We believe this amount should be sufficient to fund our operations, including those of Petrotimor, through December 2004. If we have used the line of credit established for Oceanic Exploration by NWO Resources, Inc., any amounts outstanding on such line shall be repaid upon the closing of this offering.

[4]	We believe this amount should be sufficient to fund Alliance’s operations through June 2003.

     We reserve the right to allocate our resources in a different manner if necessary or appropriate.

DETERMINATION OF OFFERING PRICE

     The independent members of our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. In establishing the $.15 per share subscription price, the directors considered the following factors in establishing the subscription price:

•	strategic alternatives available to us for raising capital;

•	market price of our common stock before and after the announcement of the rights offering;

•	the lack of trading volume in our stock; and

•	our business prospects and general conditions in the securities markets.

     The $.15 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, asset values, current financial condition, or any other established criteria for value.

     We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the $.15 per share subscription price as an indication of the value of Oceanic Exploration or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.15 per share. On September _, 2002, the last reported sale price of our common stock was $[.     ] per share.

BUSINESS OF OCEANIC EXPLORATION

     We historically have been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage in selected areas of the world. The term “concession” is used to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. Subsequent to purchase, we conduct exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. We are not currently conducting exploration activities. We are currently actively pursuing legal claims to protect the disputed oil and gas concession we have to acreage in the Timor Gap between East Timor and Australia.

     Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California and a wholly owned subsidiary of Alliance Staffing Associates, Inc. We operate the business through our wholly owned division, Alliance Employment Solutions, through which we offer employment solutions to clients’ needs for executive search, professional and technical placement, human resources consulting, site management and contract staffing.

     We also provide management services including supervisory services, bookkeeping services and administrative services to Points Four World Travel, Inc. and San Miguel Valley Corporation. We provide supervisory services and administrative services to Cordillera Corporation and Global Access Telecommunications, Inc. All services are provided on a cost plus 5% of the cost mark up basis. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations.

     We currently have 18 permanent employees (eight in Colorado and 10 in California) plus 80 to 100 temporary employees in California.

Oil and Gas

     We conduct our oil and gas operations directly or through wholly owned subsidiaries. Historically, when a discovery of oil or gas occurs, we will pursue the development of reserves and the production of oil or gas to the extent considered economically feasible by farming out, or selling, a portion of our interest in the discovery to finance development. Property interests are located in the North Aegean Sea, offshore Greece, in the East China Sea and in the Timor Gap, a strait that lies between East Timor and Australia. Since 1994 we have not been able to participate in exploration and development in any of these areas for various reasons.

     We have generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues to be received by such party.

     We usually obtained concessions directly from a government or governmental agency. We then enter into arrangements with other participants whereby we receive cash payments and have our share of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

     Historically, sales of partial interest in our concessions have been part of our normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions. Some of the competition and risk factors relating to this method of doing business are referred to above in “Risk Factors.”

     In order to maintain our concessions in good standing, we are usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which we hold an interest generally involves the expenditure of substantial sums of money. We have, in the past, satisfied required expenditures on our concessions. We cannot be certain that our revenues in the future will be sufficient to satisfy expenditures required to be made on our concessions and we continue to pursue other opportunities from alternative sources that would enhance our liquidity.

     Historically, our most significant source of revenue has been our 15% net profits interest in certain oil and gas producing properties offshore Greece (the “Prinos Interest”). Denison Mines, Ltd. had a contractual obligation to make payments to us under the Prinos Interest. We commenced an action against Denison Mines, Ltd. claiming they had failed to pay the full amount due under an agreement dated August 30, 1976. The suit was settled in our favor and on January 27, 2000 and February 9, 2000, respectively, we received $8,614,789 and $15,868. The payment consisted of $6,739,342 (net of Greek taxes) for net profits interest payments from January 1, 1993 through December 31, 1997, $118,255 for court costs and accrued interest of $1,773,060 (net of Canadian withholding taxes). We received no revenue from this source in 2001 and do not expect to receive any revenue from this source in 2002 or in the foreseeable future.

     In 1974, Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession from Portugal to explore for and develop oil and gas in approximately 14.8 million acres in the Timor Gap. This concession and the attendant litigation is the major focus of our oil and gas activities. See “Properties” and “Legal Proceedings.”

     On September 19, 2000, we entered into a Participation Agreement with Mariah Energy, LLC giving Oceanic Exploration a 75% working interest in certain oil and gas property in Finney County, Kansas at a cost of $33,600. The agreement provided for participation in the drilling and testing of an exploration test well. The test well was drilled in October 2000 and determined to be a dry hole. At December 31, 2000, an impairment reserve was recorded for the full amount of the working interest. The cost and related impairment reserve were written off at December 31, 2001 as all rights under the Participation Agreement had expired.

     We did not receive any revenue from any other oil and gas properties in 2001 and do not expect to receive any revenue from any of our oil and gas properties in 2002.

Alliance Employment Solutions

     Effective March 31, 2000, we purchased the employment operations and certain assets of Alliance Services Associates, Inc., an employment agency located in San Diego, California, for $581,000. We operate the business through Alliance Employment Solutions, which is a wholly owned division of Oceanic Exploration. The purchase price was paid to the stockholders of Alliance Services Associates, Inc., Karsten N. Blue and Linden P. Blue, who are the sons of our Chairman of the Board and Chief Executive Officer.

     Alliance Employment Solutions is located in San Diego, California. The objective of Alliance Employment Solutions is to provide full-service employment solutions to clients through strategic partnerships. The operation offers employment services in executive search, professional and technical placement, human resources consulting, site management and contract staffing.

Management Services

     We provide management services including supervisory services, bookkeeping services and administrative services to Points Four World Travel, Inc. and San Miguel Valley Corporation. We provide supervisory services and administrative services to Cordillera Corporation and Global Access Telecommunications, Inc. All services are provided on a cost plus 5% of the cost mark up basis. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations.

     The purpose for such agreements is to avoid duplication of functions and costs for the economic benefit of all of the companies involved. See “Certain Relationships and Related Transactions.”

NWO Resources, Inc. Line of Credit

     On August 15, 2002, we established a line of credit with NWO Resources, Inc. to fund our operations prior to the completion of the rights offering, if such funding is required. As of August 16, 2002, no amount was outstanding under the line of credit. The line of credit provides for cumulative draws of up to $500,000 with interest on the outstanding balance at 2% over the U.S. Bank prime lending rate in effect on the date of each draw against the line of credit. The line of credit is evidenced by an unsecured demand promissory note that is due upon demand. We anticipate repaying any outstanding amounts due under the line of credit upon consummation of the rights offering, at which time the line of credit will be terminated. If the rights offering is unsuccessful, we will seek other financing. See “Risk Factors-Risks Associated With the Offering of Subscription Rights-Our need for capital.”

PROPERTIES

     We hold various interests in concessions or leases for oil and gas exploration that are described below. Oil and gas property interests as reflected in the accompanying financial statements include costs attributable to the Prinos Interest and certain other oil and gas interests. Costs on all other concessions or leases have been charged to expense in prior years.

Greece

     Prior to March 1999 we owned a 15% net profits interest (“Prinos Interest”) in an oil and gas concession in areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. “Development areas” for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres were defined by the Greek government and given “development status.” The term of each “development” license is 26 years, with an automatic 10-year renewal. We own a 15% interest in the remaining exploration area adjoining Prinos and South Kavala covering 153,316 acres and an exploration area east of the island of Thasos covering an additional 243,367 acres.

     In 1992, the consortium operating the Prinos Oil Field, believing that the Greek operation was at its economic break-even point, commenced negotiations with senior Greek officials to obtain relief from the high level of government taxes and royalties. In 1993, an agreement was reached resulting in an amendment to the License Agreement that regulates the operation of the field. Denison Mines, Ltd., who has the contractual obligation to pay the Prinos Interest, asserted that the calculation of the amounts due Oceanic Exploration should be based on the amended 1993 agreement with the Greek government. The amended agreement provided for higher cost recoveries than the License Agreement before the 1993 amendment. If higher cost recoveries are used in calculating the amount due under the Prinos Interest, the amount will be significantly lower than the amount calculated under the License Agreement before the 1993 amendment. We disagreed with this interpretation and commenced legal action seeking a declaration by the court that amounts due us attributable to its Prinos Interest be calculated based on the terms of the License Agreement before the 1993 amendment.

     On January 27, 2000 and February 9, 2000, respectively, Oceanic Exploration received $8,614,789 and $15,868 from Denison Mines, Ltd.

     In December 1998, we were notified by Denison Mines, Ltd. that April 1, 1998 through March 31, 1999 would be the final year of production for the Prinos property. In the final year of production, Denison Mines is entitled to 100% cost recovery; consequently, we did not receive any net profits interest payments for this period. Subsequently, it was determined that calendar year 1998 was the final year of production for the Prinos property. Therefore, net profits interest payments to us were only payable through December 31, 1997. The Prinos oil field was shut in during November 1998 primarily because of lower oil prices and declining production.

     Effective March 31, 1999, the consortium operating the Greek properties relinquished its license to operate the Prinos Oil Field in Greece. However, the termination of this license does not affect the extensive exploration area east of Thasos Island where no exploration is currently permitted due to territorial disputes between Greece and Turkey. This exploration area is believed to have potential; however, it is impossible to determine at this time when exploration activities might be commenced in that area. Should the territorial dispute be resolved and the consortium drill and successfully develop any additional prospects, we would be entitled to once again receive our 15% net profits interest, applicable to the working interest of Denison Mines, Ltd. There is no assurance that we will receive net profit interest from these properties in the future.

Republic of China (Taiwan)

     We hold a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People’s Republic of China. We have made an application to the Chinese Petroleum Corporation (Taiwan) each year to continue the suspension and have received confirmation of the suspension through December 31, 2002. There is no assurance that the Chinese Petroleum Corporation (Taiwan) will continue to suspend obligations under this concession in the future.

     During fiscal 1990, we entered into a farm out agreement with two United Kingdom companies conveying two-thirds of our original 66.67% interest in the concession.

     Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated.

     In fiscal year 1994, we reported that the People’s Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues may result. Nothing occurred in fiscal year 2002 to indicate that the lifting of the current force majeure status is imminent.

Timor Gap

     In 1974 Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25, 1999.

     On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal.

     The treaty created a Joint Authority that purported to grant and enter into production sharing contracts with various companies who have carried out exploration activities in the joint zone of cooperation. According to the 2001 Annual Report of Phillips Petroleum Company (one of the companies that has carried out exploration activities in the Timor Gap and an affiliate of the Phillips companies in our suit), Phillips and other participants in the production sharing contracts discovered gas and gas condensate in the Timor Gap area that we claim. Their drilling in 1995 confirmed that the discovery extended across two production sharing contract areas designated as the Bayu-Undan field. This field is being developed in two phases by Phillips and the other participants. As reported by Phillips, the first phase is a gas-recycle project, where condensate and natural gas liquids will be separated and removed and the dry gas reinjected into the reservoir. This phase is expected by Phillips to begin full commercial production in 2004, at an anticipated net rate of 50,000 barrels of liquids per day from proved reserves. The second phase would involve the production, export and sale of the natural gas from the field, which would be transported by pipeline to Australia for domestic markets or liquefied for shipment elsewhere. In July 2001, Phillips and its co-venturers announced that they had deferred an investment decision on the second phase of the project, pending resolution of certain critical legal (which we believe includes our litigation), fiscal and taxation issues.

     According to the 2000 Annual Report of Petroz N.L., which was acquired by Phillips in December 2000, there are proven 297 million barrels of condensate and natural gas liquids and 2.7 trillion cubic feet of gas in the Bayu-Undan field alone, with another 107 million barrels and .7 trillion cubic feet possible.

     A portion of the area known as Greater Sunrise, which includes the Sunrise, Sunset and Troubadour areas are also within the Timor Gap and have substantial potential gas reserves. Woodside Energy Limited estimated reserves of 9.16 trillion cubic feet of gas in the Greater Sunrise Fields in November 2000. However, there can be no assurance that such amounts can be produced or recovered at an economical price.

     We submitted an application for an Expansion of Seabed Concession to the transitional government of East Timor in October 2001 requesting that Petrotimor’s 1974 concession area be expanded to include the additional maritime areas within the properly determined seabed delimitation of East Timor. We believe East Timor is entitled under international law to exercise sovereign jurisdiction over its seabed and to have an Exclusive Economic Zone as codified in the 1982 United Nations convention on the law of the sea. We believe that by so doing, East Timor could acquire jurisdiction over hydrocarbon reserves containing approximately 12 trillion cubic feet of natural gas and associated condensate based upon the Petroz N. L. and Woodside information discussed above. We have not received a response to this application for an Expansion of Seabed Concession.

     The status of our concession is in dispute and subject to current legal proceedings, pursuant to which we will be claiming losses of approximately $2.85 billion Australian dollars, or approximately $1.5 billion U.S. dollars based on the exchange rate as of August 13, 2002. The amount, expressed in U.S. Dollars, will fluctuate based on the exchange rate. See “Risk Factors-Risks Factors Relating to Oceanic Exploration-Pending legal proceedings” and “Legal Proceedings.”

Finney County, Kansas

     We entered into a Participation Agreement with Mariah Energy, LLP that was effective for the period September 5, 2000 to December 31, 2001. Under the terms of the agreement, we purchased a

75% working interest in certain oil and gas property in Finney County, Kansas, covering 1,280 net acres, for $33,600. Further, we agreed to participate in the drilling of an exploration test well. The test well was drilled in October 2000 and determined to be a dry hole. The cost of the working interest, plus the related impairment reserve was written off at December 31, 2001 as all rights under the Participation Agreement had expired.

Other

     Oceanic Exploration leases approximately 4,990 square feet of office space in an office building located at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. The office building is owned by a related party. The lease expires on August 31, 2005. See “Certain Relationships And Related Transactions.”

     Oceanic Exploration also leases from a third party for Alliance approximately 5,215 square feet of office space in an office building located at 6125 Cornerstone Court East, Suite 100, San Diego, California 92121. The lease expires on November 16, 2004.

     We believe our facilities are adequate for our currently anticipated needs.

LEGAL PROCEEDINGS

     In 1974 Petrotimor, our wholly owned subsidiary, was granted an exclusive offshore concession by Portugal to explore for and develop oil and gas in an approximately 14.8 million acre area between East Timor and Australia in an area known as the “Timor Gap.” At that time Portugal had administrative control over East Timor. On January 5, 1976, following Indonesia’s unlawful invasion and occupation of East Timor, Petrotimor applied for and obtained on April 14, 1976 Portugal’s consent to a suspension of performance under the concession agreement based upon force majeure. This force majeure status remained in effect until at least October 25,1999.

     On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under its concession from Portugal, signed the Timor Gap Treaty, purporting to create a joint zone of cooperation, whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

     During 1999 the people of East Timor voted for independence from Indonesia and the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A constitution was approved by the Constituent Assembly and East Timor became an independent nation on May 20, 2002.

     On August 21, 2001, Oceanic Exploration and Petrotimor issued a Statement of Claim (as amended) out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Timor Gap Treaty and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic Exploration and Petrotimor claim that the Timor Gap Treaty and the related legislation of the Australian Parliament was void or invalid for a number of reasons including (i) the Timor Gap Treaty and the legislation sought to claim significant portions of the continental shelf over which it had no sovereign rights for Australia, which we believe under international law belonged to East Timor, and (ii) the Timor Gap Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate power, Portugal, to Oceanic Exploration and Petrotimor, without providing for just compensation as required by Australian law. The ultimate value from a favorable ruling by the Federal Court cannot be determined at this time, but we believe that the value could be substantial. We estimate our losses could be as high as $2.85 billion Australian dollars (U.S.$1.5 billion at the August 13, 2002 exchange rate of .5399).

     There have been several preliminary hearings in the Federal Court of Australia. A hearing by the court on the question of whether the court has jurisdiction over our claim was held on May 16 and 17, 2002. The court has taken under advisement a motion to dismiss our suit on the basis that the court does not have jurisdiction over the claim. If we are not able to obtain a favorable order on this motion, our suit may be dismissed and we would be forced to appeal the decision in order to continue with our claim in Australia.

     While we believe there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. Due to the preliminary status of the claims and the complexity of the issues, our Australian counsel is unable to assess the outcome of the litigation. It may take a substantial amount of time and resources to achieve a final determination in the litigation. Ultimately, we must obtain a final judgment or settlement of the suit or achieve recognition of our rights by the new government in East Timor in order to recover the benefits of the concession originally granted to us in East Timor.

     The current government of East Timor has not thus far recognized our concession in East Timor. We submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor and received no response. We are not aware of the status of the application and whether it is being considered by the new East Timor government. The application, if granted, would expand the 1974 Petrotimor concession to correspond with the offshore area over which East Timor is entitled to claim sovereign rights under international law. We have sponsored a seminar in East Timor for the purpose of explaining appropriate maritime boundaries under applicable international law and the resulting benefits to East Timor if such boundaries are enforced. There is no assurance even if we are successful in the Australian litigation that East Timor will recognize our concession.

MARKET FOR COMMON STOCK

     Our common stock is not listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX.

     As reported by the OTC Bulletin Board, the range of bid prices in our common stock over the last two years and through June 30, 2002 (which are not necessarily representative of actual transactions) is set forth below. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2002			2001		2000

Three Months Ended	High	Low	High	Low	High	Low

March 31.45		.18	.34	.28	.30	.19
June 30.30		.20	.40	.20	.47	.28
September 30			.57	.25	.44	.34
December 31			.61	.25	.45	.34

     The reported last sale price of the common stock on September      , 2002 was $[.     ].

CAPITALIZATION

     The following table sets forth as of June 30, 2002 (i) the actual capitalization of Oceanic Exploration and (ii) capitalization of Oceanic Exploration as adjusted for the sale of 21,000,000 shares of common stock in this offering at an assumed offering price of $.15 per share. See “Use of Proceeds.”

	June 30, 2002

Stockholders' Equity	Actual	As Adjusted

Common stock authorized 50,000,000 shares of $.0625 par value, 9,916,154 issued and outstanding actual, 30,916,154 issued and outstanding as adjusted[1]	619,759	1,932,259
Additional Paid in Capital	155,696	1,893,196
Accumulated Earnings	157,115	157,115
Total stockholders’ equity	932,570	3,982,570

[1]	Upon commencement of the rights offering, 50,000,000 shares of common stock will be authorized.

     Our authorized capital stock also includes 600,000 shares of preferred stock, par value $10.00 per share. Our Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock. See “Description of Capital Stock.”

DIVIDENDS

     We have never paid a dividend. We do not anticipate paying dividends in the future. Any future payment of dividends is subject to the discretion of our Board of Directors.

AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

     We do not currently have any producing oil and gas properties. Our proved properties consist of the Prinos Interest. This interest is no longer in production, having been fully depleted. Accordingly, we have no proved oil and gas reserves.

OIL AND GAS REVENUE AND COST INFORMATION

     Revenue from and costs incurred in oil and gas producing activities for the fiscal years ended December 31, 2001, 2000 and the nine months ended December 31, 1999 are as follows:

	Year Ended December 31,

Oil & Gas Revenue[1]	2001	2000	1999[2]

Net profits interest proceeds, net of Greek income taxes	$0	$6,739,342

Properties

Unproved properties (domestic)	$0	$33,600	$0
Proved properties (foreign)	39,000,000	39,000,000	39,000,000
Less accumulated depreciation, depletion, amortization and impairment allowance	(39,000,000)	(39,033,600)	(39,000,000)

[1]	Gross revenues from the Prinos Interest are burdened only by Greek income taxes. We have no production costs since its Prinos Interest is a net profits interest.

[2]	Information is from the 9-month transition period ended December 31, 1999.

As of March 31, 1999 the Prinos Interest was fully depleted.

OTHER OIL AND GAS INFORMATION

     During October 2000, we drilled one dry hole in our Finney County, Kansas property in which we held a 75% working interest. We have not drilled any other exploratory wells in the past three years.

     As of July 31, 2002, our undeveloped average consisted of the following:

Acreage[1]	Gross Acreage	Net Acreage	Concession Ends

Republic of China	3,706,560	826,563	12/31/02
Timor Gap	14,800,000	14,800,000	[2]

[1]	The table does not include a 15% net profits interest in the Thasos Island exploration area related to the Prinos Interest. The concession for this area is being extended due to force majeure.

[2]	The expiration of the concession is suspended due to force majeure. See “Properties” and “Legal Proceedings.”

SELECTED FINANCIAL DATA

     The following table sets forth our summary financial data. The summary financial data in the table is derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.

Statement Of Earnings Data

	Year Ended December 31,		Six Months Ended June 30,

	2001	2000	2002	2001

Revenue	$3,410,915	$12,637,197	1,622,293	1,692,465
Costs and Expenses	6,374,697	4,513,515	3,345,130	2,778,959
Income (Loss) before Income Taxes	(2,963,782)	8,123,682	(1,722,837)	(1,086,494)
Net Income (Loss)	(2,927,559)	7,901,385	(1,722,837)	(1,051,679)
Basic and Diluted Earnings (Loss) per Share of Common Stock	(0.30)	0.80	(0.17)	(0.11)

Balance Sheet Data

	December 31, 2001	June 30, 2002

	Actual	Actual	As Adjusted[1]

Net working capital	$1,974,499	$297,126	$3,347,126
Total assets	3,739,180	1,890,916	4,940,916
Stockholders’ equity	2,655,407	932,570	3,982,570

[1]	As adjusted to give effect to the sale of 21,000,000 shares of common stock offered in the rights offering at an assumed offering price of $.15 per share and the application of the estimated net proceeds therefrom. See “Use of Proceeds” and “Capitalization.”

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     Oceanic Exploration has historically addressed long-term liquidity needs for oil and gas exploration and development through the use of farmout agreements. Under such agreements, Oceanic Exploration sells a portion of its ownership interest in the concession to an outside party who is then responsible for the exploration activities. This is a strategy that Oceanic Exploration intends to continue in the event it becomes feasible to proceed with further exploration in any of the areas where Oceanic Exploration currently owns concessions.

     Currently, primary sources of liquidity are cash and cash equivalents, employment operations and management agreements. Cash needs are for the operation of an employment agency, corporate expenses, costs associated with actions relating to East Timor and the payment of trade payables. Operations of the Company are presently being financed by internally generated cash flow and cash and cash equivalents on hand. We have issued a $500,000 demand promissory note establishing a line of credit with NWO Resources, Inc., which was established on August 15, 2002. The line of credit is unsecured. As of August 16, 2002, there was no amount outstanding under the line of credit. See “Business of Oceanic Exploration-NWO Resources, Inc. Line of Credit.” The capital expenditure budget is periodically reviewed and is a function of necessity and available cash flow.

     Cash Flow: Cash used in operating activities for the six months ended June 30, 2002 and 2001 was $1,712,099 and $723,128, respectively. Ongoing legal and professional fees associated with the litigation in the Australian courts and the application for an Expansion of Seabed Concession in East Timor has required substantial expenditures. During the six months ended June 30, 2002 and 2001, respectively, Oceanic Exploration incurred expenses of $1,121,446 and $333,235 related to legal and commercial activities in Australia and the Timor Gap area that are included in exploration expense.

     During the six months ended June 30, 2002, operations of the employment agency in San Diego, California, produced a net loss of approximately $307,000, and resulted in cash used in operating activities of approximately $165,500. Staffing revenue generated by Alliance during the first six months of 2002 averaged approximately $194,500 per month compared to approximately $216,000 during the first six months of 2001.

     Oceanic Exploration currently receives approximately $540,000 per year in connection with services provided to Cordillera Corporation and San Miguel Valley Corporation, pursuant to management agreements, compared to $448,000 for the year ended December 31, 2001. In addition, Oceanic Exploration has management agreements with Points Four World Travel, Inc. and Global Access Telecommunications, Inc. that amount to approximately $205,000 per year. Amounts received under these two contracts during the year ended December 31, 2001 was approximately $66,800. Our Chairman of the Board and Chief Executive Officer is affiliated with each of these corporations. See “Certain Relationships and Related Transactions.” Amounts received under the management agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee up to 5% of the total amount. Management fees, which are included in other revenues, were approximately $373,000 for the six months ended June 30, 2002 compared to approximately $235,000 for the six months ended June 30, 2001.

     Oceanic Exploration had $748,677 in cash and cash equivalents and working capital of $297,126 at June 30, 2002 compared with $2,462,692 in cash and cash equivalents and working capital of $1,974,499 at December 31, 2001.

Results of Operations

     Three-Month Comparison. Total revenue for the three months ended June 30, 2002 is 14% less than total revenue for the three months ended June 30, 2001. Staffing revenue is down 16% for the three months ended June 30, 2002 compared to the three months ended June 30, 2001. The decrease in revenue is mainly due to loss of revenue from Alliance’s largest customer. Revenue from this customer amounted to $18,165 for the three months ended June 30, 2002 compared to $191,574 for the same three months in 2001. Alliance’s net loss for the three months ended June 30, 2002 was $176,897 compared to a net loss of $170,729 for the three months ended June 30, 2001.

     Interest income for the three months ended June 30, 2002 is substantially less than the three months ended June 30, 2001 due to lower cash balances and a decrease in interest rates.

     Other revenue for the three months ended June 30, 2002 is 27% higher than for the three months ended June 30, 2001, due to an increase in management fees charged to Cordillera and San Miguel

Valley Corporation and the addition of management fees from Points Four World Travel, Inc. and Global Access Telecommunications, Inc.

     Exploration expenses for the three months ended June 30, 2002 are $152,292 higher than during the comparable three months of 2001. The increase is due to ongoing legal fees associated with the legal action commenced in Australia, as described in “Legal Proceedings” and the application to expand an offshore oil and gas concession located in an area between Australia and East Timor known as the Timor Gap. See “Properties.”

     Staffing direct costs are 17% less for the three months ended June 30, 2002 compared to the three months ended June 30, 2001. This is related to the reduction in staffing revenues.

     Amortization and depreciation for the three months ended June 30, 2002 is 29% less than the three months ended June 30, 2001. This is mainly due to implementation of Statement of Financial Accounting Standards (SFAS) No. 142, Accounting for Goodwill and Intangible Assets. Pursuant to SFAS 142, net goodwill of $346,659 as of December 31, 2001, associated with the acquisition of Alliance, is no longer being amortized but will be tested for impairment annually. Oceanic Exploration has completed its transitional impairment analysis and has determined there was no impairment of goodwill as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. We will continue to monitor the carrying value of our goodwill and will record an impairment write-down as required. Amortization expense related to goodwill was $10,505 during the three months ended June 30, 2001.

     Total general and administrative costs for the three months ended June 30, 2002 are 15% less than for the three months ended June 30, 2001. This is mainly due to the payment of severance to the outgoing President and Human Resources Director of Alliance during the three months ended June 30, 2001.

     Six-Month Comparison. Total revenue for the six months ended June 30, 2002 is 4% less than total revenue for the six months ended June 30, 2001. Staffing revenue is down 10% for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. The decrease in revenue is mainly due to loss of revenue from Alliance’s largest customer. Revenue from this customer amounted to $235,832 for the six months ended June 30, 2002 compared to $322,153 for the same six months in 2001. Alliance’s net loss for the six months ended June 30, 2002 was $307,102 compared to a net loss of $360,329 for the six months ended June 30, 2001.

     Interest income for the six months ended June 30, 2002 is substantially less than the six months ended June 30, 2001 due to lower cash balances and a decrease in interest rates.

     Other revenue is 65% higher for the six months ended June 30, 2002 compared to the six months ended June 30, 2001 due to an increase in management fees charged to Cordillera and San Miguel Valley Corporation and the addition of management fees from Points Four World Travel, Inc. and Global Access Telecommunications, Inc. Also included in other revenue for the six months ended June 30, 2002 is $60,000 relating to the write-off of a previous accrual that management believes is no longer due and payable.

     Exploration expenses for the six months ended June 30, 2002 are $791,384 higher than during the comparable six months of 2001. The increase is due to ongoing legal fees associated with the legal action commenced in Australia and the application to expand an offshore oil and gas concession located in an area between Australia and East Timor known as the Timor Gap, as described in “Legal Proceedings.”

     Staffing direct costs are 13% less for the six months ended June 30, 2002 compared to the six months ended June 30, 2001. This is related to the reduction in staffing revenue.

     Amortization and depreciation for the six months ended June 30, 2002 is 29% less than the six months ended June 30, 2001. This is mainly due to implementation of Statement of Financial Accounting Standards (SFAS) No. 142, Accounting for Goodwill and Intangible Assets as discussed in the Three-Month Comparison. Amortization expense related to goodwill was $21,010 during the six months ended June 30, 2001.

     Total general and administrative costs for the six months ended June 30, 2002 are 5% less than for the three months ended June 30, 2001. During 2001 Oceanic Exploration made severance payments to the outgoing President and Human Resources Director of Alliance.

     2001 Compared to 2000. We had a 73% decrease in revenues during the year ended December 31, 2001 compared to the year ended December 31, 2000. This was due to receipt of a substantial payment in 2000 in connection with the Denison lawsuit. Early in 2000 we received $6,739,342 (net of taxes) for net profits interest payments for the period January 1, 1993 through December 31, 1997, $118,255 for court costs, and accrued interest of $1,773,060 (net of Canadian withholding taxes).

     Staffing revenue of $2,682,027 for the year ended December 31, 2001 was offset by staffing direct costs of $2,283,875 resulting in a gross margin of 15%. Because the operations of Alliance were acquired March 31, 2000, the amount of staffing revenue and staffing direct costs for the year ended December 31, 2000 represents only nine months of revenue and expenses. The gross margin during 2000 was 17%. The difference in gross margin is mainly attributable to a change in policy under new management. Effective July 1, 2001, the employment operations record 3% of gross staffing payroll as administrative costs in order to more accurately reflect the direct costs of generating staffing revenue.

     The accrued interest payment received as part of the Denison Mines, Ltd. payment was recorded as interest income at the gross amount of $1,970,066, before Canadian withholding taxes. Excess cash was invested in Government Agency discount notes. Large invested cash balances in 2000, combined with higher interest rates, produced additional interest income of $330,215 compared to total interest income of $181,068 during 2001 when cash balances were lower and interest rates were also much lower.

     Other revenue for the year ended December 31, 2001 is 38% less compared to other revenue for the year ended December 31, 2000 for two reasons. We incurred court costs of $118,255 during 2000 that was recorded as other revenue and the level of services provided to San Miguel Valley Corporation, pursuant to a management agreement, decreased approximately $10,000 per month during 2001.

     Costs and expenses for the year ended December 31, 2001 increased 41% in total compared to costs and expenses for the year ended December 31, 2000. The increase is mainly due to ongoing legal and professional fees associated with the litigation in the Australian courts and the application for an Expansion of Seabed Concession in East Timor. $1,511,625 was paid in relation to these endeavors during 2001 compared to $122,608 during 2000.

     Interest and financing costs for the year ended December 31, 2001 are 32% less than during the year ended December 31, 2000 due to the repayment of stockholder and affiliate debt during 2000.

     Amortization and depreciation expense for the year ended December 31, 2001 and 2000 is mainly associated with the acquisition of Alliance. Because Alliance was acquired March 31, 2000, related expenses for the year ended December 31, 2001 are proportionately higher than during the comparable period of 2000.

     General and administrative costs associated with Alliance for the year ended December 31, 2001 and 2000 were $1,071,307 and $842,517, respectively. Due to the acquisition of Alliance occurring on March 31, 2000, only nine months of expenses are included in 2000. General and administrative costs for corporate and the oil and gas operations for the year ended December 31, 2001 represents an increase of 31% over the year ended December 31, 2000. The increase is mainly attributable to increased rent and costs associated with the transition in management at Alliance, the latter of which was a cost absorbed by corporate on behalf of the employment operations.

     We have recorded an income tax benefit of $36,223 for the year ended December 31, 2001 compared to tax expense of $222,297 for the year ended December 31, 2000. Included in tax expense at December 31, 2000 was $197,007 for Canadian taxes paid on proceeds from Denison. We intend to carry back the loss generated in fiscal year 2001 for a refund of taxes paid for fiscal year 2000.

Effect of Recently Issued Accounting Standards

     Intangible assets consist of goodwill related to the purchase of Alliance, which is being amortized on a straight-line basis over an estimated useful life of 10 years, as well as amounts paid to former affiliates of Alliance in exchange for non-compete agreements. In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No.142, Accounting for Goodwill and Intangible Assets. SFAS No. 142 provides that an intangible asset with a finite life may be amortized over its respective estimated useful life to its estimated residual value in proportion to the economic benefits consumed. The method of amortization should be systematic and rational but need not necessarily be the straight-line method. Amortization is not required for intangible assets that are determined to have an indefinite useful life. Useful lives of amortizable intangible assets are required to be re-evaluated each reporting period. The Company has completed its transitional impairment analysis and has determined there is no impairment of goodwill as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. Oceanic will continue to monitor the carrying value of its goodwill and will record an impairment write-down as required.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. Adoption of SFAS No. 143 may result in increases in liabilities, assets, and expense recognition in financial statements. We do not anticipate that implementing this standard will have a material impact on our financial condition or operations. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.

     The Financial Accounting Standards Board recently issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Statement No. 144 supersedes the accounting and reporting provisions of Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, with respect to when certain asset impairment losses must be measured and recorded. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations— Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. We do not anticipate a material impact on our financial condition or results of operations as a result of implementing this standard. Statement No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years.

DESCRIPTION OF CAPITAL STOCK

     Upon commencement of the rights offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.0625 per share, and 600,000 shares of preferred stock, par value $10.00 per share. The relative rights of our common stock and preferred stock are defined by our Articles of Incorporation, as described below, as well as by our Bylaws and the General Corporation Law of the State of Delaware.

Common Stock

     Subject to the rights of holders of any series of preferred stock that may from time to time be issued, holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of Oceanic Exploration, each holder of common stock is entitled to share ratably in all assets of Oceanic Exploration remaining after the payment of liabilities and any amounts required to be paid to holders of preferred stock, if any. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by Oceanic Exploration. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this rights offering, are and will be fully paid and nonassessable.

     The common stock is not currently listed on any exchange. However, it is quoted on the OTC Bulletin Board under the symbol OCEX. As of July 30, 2002, there were approximately 445 holders of record of common stock. This number was derived from our stockholder records, and does not include owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. We believe that the number of beneficial owners of common stock exceeds 550.

Preferred Stock

     The Board of Directors, without further action by the stockholders, is authorized to issue the shares of preferred stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Oceanic Exploration without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Transfer Agent

     Our Transfer Agent is Mellon Investor Services, 400 South Hope Street, Fourth Floor, Los Angeles, CA 90071-3401.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the members of the Board of Directors and our executive officers, and sets forth the position with Oceanic Exploration held by each:

Name	Age	Position

James N. Blue	67	Director, Chairman of the Board and Chief Executive Officer
Charles N. Haas	64	Director and President
John L. Redmond	71	Director and Vice President, International Exploration
Gene E. Burke, M.D.	73	Director
Sidney H. Stires	72	Director
Janet A. Holle	51	Vice President/Secretary
Phylis J. Anderson	53	Treasurer and Chief Financial Officer

     Directors hold these positions until their respective successors are elected and qualified. The current directors, except for John L. Redmond, were elected in 1982 and no meeting of the stockholders has been held since that date. Mr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors. There is no audit committee of the Board of Directors.

     James N. Blue. Mr. Blue has been a director and officer since 1981. He is also Chairman of the Board of General Atomic Technologies Corporation in San Diego, California, President and a director of NWO Resources, Inc. and Chairman of the Board and President of Cordillera Corporation.

     Charles N. Haas. Mr. Haas has been a director and officer since 1981. He is also a director and Vice President of Cordillera Corporation.

     John L. Redmond. Mr. Redmond has been a director since 1994. He has been Vice President, International Exploration since 1990.

     Gene E. Burke, M.D. Dr. Burke has been a director since 1972. He has been a physician in sole practice in Houston, Texas.

     Sidney H. Stires. Mr. Stires has been a director since 1980. During that time Mr. Stires has been the President of Stires, O’Donnell & Co., Inc., an investment banking company in New York, NY.

     On August 11, 1998, an SEC Administrative Judge entered an order finding that Stires, O’Donnell & Co., Inc., and Sidney H. Stires willfully violated, and willfully aided and abetted the violation by certain promoters, the antifraud provision of the Federal Securities laws. The Judge further found that Stires, O’Donnell failed to supervise its employees as required by Federal Securities law in connection with the proposed sale of non-existent securities known as “Euro-GICs.” A civil penalty of $300,000 was imposed on Stires, O’Donnell and a civil penalty of $100,000 was imposed on Mr. Stires. In addition, Mr. Stires was suspended from activity as a securities dealer for 90 days. Mr. Stires paid the $100,000 civil penalty and has served his suspension. On June 24, 1999, the Commission issued an order reducing the $300,000 civil penalty to $150,000 and otherwise declaring the decision final.

     Janet A. Holle. Ms. Holle has been an officer since 1987.

     Phylis J. Anderson. Ms. Anderson has been an officer of Oceanic Exploration since April 2000. Previously she was controller of jetCenters, Inc., an affiliate of Cordillera Corporation, for one year and in public accounting for four years before that.

EXECUTIVE COMPENSATION

     The following information summarizes compensation paid to James N. Blue, Chief Executive Officer and Charles N. Haas, President.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Long Term Compensation

							Awards		Payouts

								Securities
						Other		Under-
						Annual	Restricted	lying		All Other
						Compens-	Stock	Options/	LTIP	Compens-
Name and Principal	Fiscal		Salary		Bonus	ation	Awards	SARS(#)	Payouts	ation
Position	Year		($)		($)	($)	($)	($)	($)	($)

James N. Blue,	2001		60,000	[1]
Chairman of the	2000		60,000	[1]
Board and CEO	1999	[2]	45,000	[1]
Charles N. Haas,	2001		175,000	[3]	1,300					24,461 [4]
President	2000		175,000	[3]						22,470 [4]
	1999	[2]	116,564	[3]

[1]	Monthly officer’s fee of $5,000.

[2]	Oceanic Exploration changed its fiscal year to December 31 from March 31, effective December 1999. Accordingly, fiscal year 1999 refers to the nine months ended December 31, 1999.

[3]	A portion of the salary and other compensation paid to Mr. Haas has been reimbursed based on cost sharing arrangements with other companies. See “Certain Relationships And Related Transactions-Management Agreements.”

[4]	Oceanic Exploration is a participant in the Cordillera and Affiliated Companies’ Money Purchase Pension Plan and 401(k) Plan, covering all qualified employees of Oceanic Exploration. The pension plan is a non-contributory defined contribution plan. Oceanic Exploration contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to six years of service or upon retirement, death or permanent disability. The 401(k) plan provides for discretionary employee contribution of up to 10% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(k) of the Internal Revenue Code. Oceanic Exploration is required to match contributions to the extent of 6% of annual employee compensation.

     Members of the Board of Directors who are not employees of Oceanic Exploration or any of its affiliates receive directors’ fees of $500 per month. Members of the Board of Directors who are employees do not receive directors’ fees. Mr. Blue receives a monthly fee of $5,000 for services as an officer of Oceanic Exploration.

     We have one material employment contract, which is with Maureen Sullivan, the President of the Alliance Division. We entered into the employment agreement with Ms. Sullivan, dated December 22, 2000, that is effective January 1, 2001, for a period of three years. Ms. Sullivan took over as president of the Alliance Division on March 26, 2001. Under the terms of the agreement, Ms. Sullivan receives a base salary of $150,000 plus a bonus based initially on improvement in net loss and subsequently on a percentage of net income.

     We have no compensation committee. James N. Blue and Charles N. Haas participated in all deliberations concerning executive officer compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of July 31, 2002 there were issued and outstanding 9,916,154 shares of common stock, which is our only outstanding class of voting securities. Holders of common stock are entitled to one vote per share on each matter upon which stockholders may be entitled to vote.

     The following table sets forth information regarding shares of common stock beneficially owned as of July 31, 2002 by (i) each person known by us to beneficially own 5% or more of the outstanding common stock, (ii) by each director, (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group. If all stockholders fully exercise their subscription rights, the percentage owned by each stockholder will not change.

		Nature of
Names and Addresses of Officers,	Amount of	Beneficial	Percentage of
Directors and Principal Stockholders	Common Stock	Ownership	Class

Allen & Company and various affiliates[1] 711 Fifth Avenue New York, NY 10022	824,200	Sole voting and investment power	8.3%

NWO Resources, Inc.[2] c/o Samuel C. Randazzo 21 E. State Street, Suite 1700 Columbus, OH 43215	4,912,178	Sole voting and investment power	49.5%

Cordillera Corporation[2] 7800 E. Dorado Place, Suite 250 Englewood, CO 80111	545,800	Sole voting and investment power	5.5%

James N. Blue[3,5] 7800 E. Dorado Place, Suite 250 Englewood, CO 80111	None	[2,3]	N/A

Charles N. Haas[4,5] 7800 E. Dorado Place, Suite 250 Englewood, CO 80111	None	[4]	N/A

Sidney H. Stires[5] 12 East 44th Street New York, NY 10017	68,500	As Trustee	less than 1%

Gene E. Burke, M.D5 3555 Timmons #660 Houston, TX 77027	None		N/A

John L. Redmond[5] 7800 E. Dorado Place, Suite 250 Englewood, CO 80111	None		N/A

All Directors and Officers as a group (7 persons)	68,500	[2,3,4]	less than 1%

[1]	The information regarding common stock owned by Allen & Company is based on the information contained in the Amendment No. 1 to Schedule 13D filed April 25, 1989 by the persons and entities identified below, which reports the following ownership of the common stock (not adjusted for the issuance of 21,000,000 shares of common stock pursuant to this rights offering):

Names	Common Stock	Percentage

Allen & Company	165,000	1.7
American Diversified Enterprises, Inc.	232,500	2.3
Herbert Anthony Allen, Susan Kathleen Wilson and Herbert Allen, as Successor Trustees of Trust created by Herbert Allen pursuant to Agreement dated 12/1/64	47,917	.5
Terry Allen Kramer and Irwin H. Kramer as Trustees U/A for Issuer of Terry Allen Kramer pursuant to Agreement dated 4/5/63	70,000	.7
Toni Allen Goutal	55,500	.6
Angela Frances Allen Kramer	43,700	.4
Nathaniel Charles Allen Kramer	56,000	.6
Bruce Allen	20,000	.2
C. Robert Allen, IV	5,000	.1
John Godwin Allen	5,000	.1
Luke Andrew Allen	5,000	.1
Thaddeus Mack Allen	5,000	.1
Evelyn Henry	52,000	.5
Marjorie Bisgood	59,500	.6
Bradley Roberts	2,083	*

*	Less than .1%

[2]	Mr. Blue is chairman of the board of directors and president of Cordillera Corporation, the major stockholder of NWO Resources, Inc., which owns 49.5% of our stock. Through affiliates, Mr. Blue indirectly beneficially holds a majority of the common stock of Cordillera, which owns an additional 5.5% of our stock.

[3]	Mr. Blue is chairman of the board of directors and president of NWO Resources, Inc.

[4]	Mr. Haas is a director and vice president of Cordillera Corporation.

[5]	Director of Oceanic Exploration

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

     We provide services to Cordillera Corporation, Points Four World Travel, Inc., Global Access Telecommunications, Inc. and San Miguel Valley Corporation pursuant to written and in the case of Global Access Telecommunications, Inc., oral management agreements. James N. Blue is affiliated with each of these corporations. Amounts received under the agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee of 5% of the total amount. During the years ended December 31, 2001 and 2000, management fees received from such entities were approximately $448,000 and $571,000, respectively. Mr. Blue is our Chairman of the Board and Chief Executive Officer.

Officer Fees

     James N. Blue receives officers’ fees of $5,000 per month for his services as Chairman of the Board and Chief Executive Officer. Mr. Blue received $60,000 for each of the years ended 2001 and 2000. Mr. Blue is president and a director of NWO Resources, Inc., which owns approximately 49.5% of our common stock. Mr. Blue is also president and a major stockholder of Cordillera Corporation, the major stockholder of NWO Resources, Inc. Through Cordillera Corporation and affiliates, Mr. Blue additionally beneficially holds approximately 5.5% of our common stock.

Officer’s Family Compensation

     Since April 2000 we have employed Karsten N. Blue, a son of James N. Blue, for the East Timor project and to provide services to Global Access Telecommunications, Inc. pursuant to the management agreement described above. We paid Karsten Blue $33,750 in 2001 and will pay him $42,500 in the first eight months of 2002 for his services to us. In addition, we have received, or will receive, $139,670, $205,140 and $134,130 in 2000, 2001 and 2002, respectively, from Global with respect to Karsten Blue’s services pursuant to our management agreement with Global. Global is indirectly controlled by James N. Blue. Karsten Blue received, or will receive, an additional $115,440, $169,540 and $110,854 in 2000, 2001 and 2002, respectively, from us from the Global payments. Effective September 1, 2002 we will no longer employ Karsten Blue. We intend to utilize Karsten Blue’s services to assist on the East Timor project on a monthly basis by paying his future employer, Cordillera Corporation, at the rate of approximately $5,400 per month.

NWO Resources, Inc. Line of Credit

     We have a $500,000 demand promissory note establishing a line of credit with NWO Resources, Inc., our principal stockholder, which was established on August 15, 2002. The line of credit is unsecured. As of August 16, 2002, there was no amount outstanding under the line of credit. See “Business of Oceanic Exploration-NWO Resources, Inc. Line of Credit.”

Employee Benefit Plans

     Cordillera has a defined contribution pension plan and a 401(k) plan covering all qualified employees of Oceanic Exploration. Contributions to the pension plan are based on a percentage of employee compensation ranging from 6% to 11.7%. We are required to match employee 401(k) contributions up to 6% of annual compensation. For the years ended December 31, 2001 and 2000, we recorded $83,019 and $78,884, respectively, as pension expense and 401(k) expense under these plans. Mr. Blue, the Chairman of the Board and Chief Executive Officer, is president and a major stockholder of Cordillera.

     Additionally, we have taken over as plan sponsor for the Alliance 401(k) plan that was established July 1, 1993. According to plan documents, employer contributions are discretionary. Oceanic Exploration did not record any pension plan expense under this plan for the years ended December 31, 2001 and 2000.

     Effective December 31, 2001, the Alliance 401(k) plan has been terminated. The Internal Revenue Code of 1986, as amended, provides for a transition period, subsequent to an acquisition, for purposes of meeting minimum coverage requirements. The transition period for Oceanic Exploration, subsequent to the acquisition of Alliance, ended on December 31, 2001. The Cordillera plans have been amended, effective as of January 1, 2002, to cover eligible employees of Alliance

Lease of Office Space

     We lease our office building at 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111 from Sorrento West Properties, Inc., a company indirectly owned and controlled by Mr. Blue, our Chairman of the Board and Chief Executive Officer, and his family. We believe that, with respect to the lease, we obtained terms no less favorable than those that could have been obtained from unrelated parties in arms-length transactions.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 145 of the Delaware General Corporation Law and our certificate of incorporation, our directors and officers may be indemnified against certain liabilities that they may incur in their capacities as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Callister Nebeker & McCullough, a professional corporation, Salt Lake City, Utah.

EXPERTS

     Our consolidated financial statements as of and for each of the two years ended December 31, 2001 and 2000 and the related financial statement schedules have been included in this prospectus and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

IF YOU WOULD LIKE MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference rooms, which are located at the following addresses:

450 Fifth Street, N.W. Washington, DC 20549

500 West Madison Street, Suite 1400 Chicago, IL 60661

233 Broadway New York, New York 10279

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC’s web site (http://www.sec.gov).

     Also, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call or write to

Patricia Ward, Administrative Assistant Oceanic Exploration Company 7800 East Dorado Place, Suite 250 Englewood, CO 80111 (303) 220-8330

     You should rely only on the information in this prospectus. We have not authorized anyone to provide you with any different information.

     This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

Assets

	June 30, 2002	December 31, 2001

Cash and cash equivalents	$748,677	$2,462,692
Trade accounts receivable, net of allowance for doubtful accounts of $12,585 and $7,968, respectively	179,062	273,544
Due from affiliates	10,599	14,340
Accounts receivable-miscellaneous	221,089	195,922
Prepaid expenses and other	70,569	85,038

Total current assets	1,229,996	3,031,536

Oil and gas property interests, full-cost method of accounting	39,000,000	39,000,000
Less accumulated amortization and depreciation	(39,000,000)	(39,000,000)

	—	—
Furniture, fixtures and equipment	193,731	193,329
Less accumulated depreciation	(102,195)	(80,351)

	91,536	112,978
Restricted cash	185,225	185,507
Goodwill, net of accumulated amortization of $73,534 (note 2)	346,659	346,659
Other intangible assets, net of accumulated amortization of $112,500 and $87,500, respectively	37,500	62,500

	$1,890,916	$3,739,180

      (Continued)

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS CONTINUED
(Unaudited)

Liabilities and Stockholders’ Equity

	June 30, 2002	December 31, 2001

Current liabilities:
Accounts payable	$240,139	$321,965
Accounts payable to affiliates	—	60,000
United Kingdom taxes payable, including accrued interest	511,057	495,156
Accrued expenses	181,674	179,916

Total current liabilities	932,870	1,057,037
Other non-current liabilities	25,476	26,736

Total liabilities	958,346	1,083,773

Stockholders’ equity:
Preferred stock, $10 par value. Authorized 600,000 shares; none issued	—	—
Common stock, $.0625 par value. Authorized 12,000,000 shares; 9,916,154 shares issued and outstanding	619,759	619,759
Capital in excess of par value	155,696	155,696
Retained earnings	157,115	1,879,952

Total stockholders’ equity	932,570	2,655,407

	$1,890,916	$3,739,180

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenues:
Staffing revenue	$486,305	578,452	$1,166,524	1,295,583
Interest income	6,484	52,301	14,700	129,767
Other	163,217	128,334	441,069	267,115

	656,006	759,087	1,622,293	1,692,465

Costs and expenses:
Interest and financing costs	5,906	4,833	11,138	9,682
Exploration expenses (note 3)	458,635	306,343	1,128,213	336,829
Staffing direct costs	408,599	489,863	968,201	1,114,380
Amortization and depreciation	23,762	33,512	47,449	66,981
General and administrative	578,024	682,099	1,190,129	1,251,087

	1,474,926	1,516,650	3,345,130	2,778,959

Loss before income taxes	(818,920)	(757,563)	(1,722,837)	(1,086,494)
Income tax benefit	—	34,815	—	34,815

Net loss	$(818,920)	(722,748)	(1,722,837)	(1,051,679)

Loss per common share	$(0.08)	(0.07)	(0.17)	(0.11)

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

Cash flows from operating activities:
Net loss	$(1,722,837)	(1,051,679)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization and depreciation	47,449	66,981
Loss on disposal of fixed assets	909	2,616
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	73,056	17,926
Prepaid expenses and other assets, including restricted cash	14,751	(3,436)
Accounts payable and due to affiliates	(141,826)	132,382
United Kingdom taxes payable, including accrued interest payable and accrued expenses	17,659	112,082
Other non-current liabilities	(1,260)	—

Cash used in operating activities	(1,712,099)	(723,128)
Cash flows from investing activities:
Purchase of fixed assets	(2,216)	(18,853)
Sale of fixed assets	300	—

Cash used in investing activities	(1,916)	(18,853)

Net decrease in cash	(1,714,015)	(741,981)

Cash at beginning of period	2,462,692	5,475,156

Cash at end of period	$748,677	4,733,175

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated balance sheet as of December 31, 2001 that has been derived from audited financial statements, and the unaudited interim consolidated financial statements included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to those rules and regulations, although Oceanic Exploration Company (“Oceanic” or “the Company”) believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal recurring accruals have been made which are necessary for the fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. The information included herein should be read in conjunction with the financial statements and notes thereto included in the December 31, 2001 Form 10-KSB.

(2) GOODWILL

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company effective January 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will instead be tested periodically for impairment. SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment. As of January 1, 2002, goodwill previously recorded in connection with the acquisition of Alliance, the net balance of which was $346,659 as of December 31, 2001, will no longer be amortized and will be reviewed for impairment at least annually. The Company has completed its transitional impairment analysis and has determined there was no impairment of good will as of January 1, 2002. There can be no assurance there will not be an impairment of goodwill at a later date. Oceanic will continue to monitor the carrying value of its goodwill and will record an impairment write-down as required. The impact of adopting SFAS 142 in 2002 was a reduction in expense during the first three and six months of 2002 of approximately $10,500 and $21,000, respectively, as compared to the first three and six months of 2001.

(3) EXPLORATION EXPENSES

     As discussed in the December 31, 2001 Form 10-KSB, in 1974, Portugal granted an exclusive offshore concession to Petrotimor Companhia de Petróleos, S.A.R.L. (“Petrotimor”), a subsidiary of Oceanic, to explore for and develop oil and gas in the Timor Gap area. On January 5, 1976, subsequent to Indonesia’s unlawful invasion and occupation of East Timor, Portugal agreed to a suspension of performance under the concession agreement, based upon force majeure.

     On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under the concession from Portugal, signed the Timor Gap Treaty (the “Treaty”), purporting to create a joint zone of cooperation whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as

Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The Treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

     During 1999 the people of East Timor voted for independence from Indonesia and the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A constitution was approved by the Constituent Assembly and East Timor became an independent nation on May 20, 2002.

     On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Treaty, and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claim that the Treaty and the pursuant legislation of the Australian Parliament was illegal for a number of reasons including: (1) the Treaty and the legislation sought to claim significant portions of the continental shelf for Australia, which, under international law, belonged to East Timor, and (2) the Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate sovereign power, Portugal, to Oceanic and Petrotimor, without providing for just compensation. As the case involves complex issues of international and Australian constitutional law, it is expected that it will take a considerable period before the case is resolved.

     In addition to the Statement of Claim issued in Australia, Oceanic has submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor, which would, if granted, expand the 1974 Petrotimor concession to correspond with the offshore area East Timor is entitled to claim under international law. The Company has received no response to this application.

     On March 23 and 24, 2002, Petrotimor sponsored a seminar in Dili, the capital of East Timor, for the purpose of explaining to local government representatives, and other interested parties, the maritime boundaries to which East Timor is entitled under current international law and the substantial economic benefits that would be derived by East Timor from claiming such expanded boundaries.

     During the six months ended June 30, 2002 and 2001, respectively, the Company incurred expenses of $1,121,446 and $333,235, respectively, related to its activities in the Timor Gap area which are included in exploration expense.

     In connection with the Company’s litigation over the Timor Gap area, the Company was required to escrow certain funds in a separate bank account as security for court costs in the event the Company’s litigation proves unsuccessful. The funds have been designated as restricted cash.

(4) INCOME TAXES

     A valuation allowance was provided for the entire deferred income tax asset attributable to the net operating loss incurred during the six months ended June 30, 2002.

(5) INFORMATION CONCERNING BUSINESS SEGMENTS

     The Company has operations in two business segments, oil and gas exploration and employment operations. The Company’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. The objective of the Company’s employment operations is to provide services consisting of executive search, professional and technical placement, human resources consulting, site management and contract staffing to companies primarily in the San Diego area.

     The table below presents certain financial information for the Company’s operating segments as of and for the three and six months ended June 30, 2002 and 2001.

	Oil and gas
	exploration,
	including	Employment
	corporate	Operations	Total

Three Months Ended June 30, 2002
Revenues	170,150	485,856	656,006
Loss before taxes	(642,023)	(176,897)	(818,920)
Total assets	974,509	916,407	1,890,916
Three Months Ended June 30, 2001
Revenues	171,371	587,716	759,087
Loss before taxes	(586,834)	(170,729)	(759,563)
Total assets	4,821,273	840,766	5,662,039
Six Months Ended June 30, 2002
Revenue	453,787	1,168,506	1,622,293
Loss before taxes	(1,415,735)	(307,102)	(1,722,837)
Total assets	974,509	916,407	1,890,916
Six Months Ended June 30, 2001
Revenue	384,638	1,307,827	1,692,465
Loss before taxes	(726,165)	(360,329)	(1,086,494)
Total assets	4,821,273	840,766	5,662,039

OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders
Oceanic Exploration Company:

We have audited the accompanying consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly the financial position of Oceanic Exploration Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Denver, Colorado
March 1, 2002

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2001 and 2000

	2001	2000

Assets
Cash and cash equivalents, unrestricted	$2,462,692	5,475,156
Trade accounts receivable, net of allowance for doubtful accounts of $7,968 and $0, respectively	273,544	271,147
Due from affiliates	14,340	6,113
Accounts receivable — miscellaneous	195,922	66,591
Prepaid expenses and other	85,038	32,698

Total current assets	3,031,536	5,851,705

Oil and gas property interests, full-cost method of accounting (notes 2, 3, and 7)	39,033,600	39,033,600
Less accumulated amortization, depreciation, and impairment allowance	(39,033,600)	(39,033,600)

	—	—

Furniture, fixtures, and equipment	193,329	161,019
Less accumulated depreciation	(80,351)	(44,649)

	112,978	116,370
Restricted cash	185,507	—
Goodwill, net of accumulated amortization of $161,034 and $69,014, respectively (note 5)	409,159	501,179

	$3,739,180	6,469,254

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$321,965	150,483
Accounts payable to affiliates	60,000	60,000
United Kingdom taxes payable, including accrued interest	495,156	488,323
Accrued expenses	179,916	185,274

Total current liabilities	1,057,037	884,080
Deferred income taxes (note 7)	—	2,208
Other non-current liabilities	26,736	—

Total liabilities	1,083,773	886,288

Stockholders’ equity (note 8):
Preferred stock, $10 par value. Authorized 600,000 shares; no shares issued	—	—
Common stock, $.0625 par value. Authorized 12,000,000 shares; issued and outstanding 9,916,154 shares	619,759	619,759
Capital in excess of par value	155,696	155,696
Retained earnings	1,879,952	4,807,511

Total stockholders’ equity	2,655,407	5,582,966

Commitments and contingencies (notes 4, 6 and 8)	$3,739,180	6,469,254

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Statements of Operations and Retained Earnings

Years ended December 31, 2001 and 2000

	2001	2000

Revenue:
Net profit interest proceeds (note 2)	$—	6,739,342
Staffing revenue (note 5)	2,682,027	2,721,012
Interest income (note 2)	181,068	2,300,281
Other (note 8)	547,820	876,562

	3,410,915	12,637,197

Costs and expenses:
Interest and financing costs	19,863	29,181
Exploration expenses (note 4)	1,517,272	273,591
Staffing direct costs	2,283,875	2,245,683
Amortization and depreciation	134,798	94,535
General and administrative	2,418,889	1,870,525

	6,374,697	4,513,515

Income (loss) before income taxes	(2,963,782)	8,123,682
Income tax benefit (expense) (note 6)	36,223	(222,297)

Net income (loss)	(2,927,559)	7,901,385
Accumulated earnings (deficit) at beginning of year	4,807,511	(3,093,874)

Retained earnings at end of year	$1,879,952	4,807,511

Basic and diluted earnings (loss) per common share	$(0.30)	0.80
Weighted average number of common shares outstanding	9,916,154	9,916,154

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2001 and 2000

	2001	2000

Cash flows from operating activities:
Net income (loss)	$(2,927,559)	7,901,385
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Amortization and depreciation	134,798	94,535
Impairment of oil and gas working interest	—	33,600
Loss on disposal of fixed assets	8,049	3,077
Deferred income taxes	(2,208)	(10,325)
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	(139,955)	(333,409)
Prepaid expenses and other assets	(237,847)	(19,495)
Increase (decrease) in accounts payable	171,482	(11,648)
Increase (decrease) in United Kingdom taxes payable, including accrued interest payable; and accrued expenses	1,475	(133,071)
Other noncurrent liabilities	26,736	—

Cash provided by (used in) operating activities	(2,965,029)	7,524,649

Cash flows from investing activities:
Purchase of operations and certain assets of Alliance	—	(682,232)
Purchase of oil and gas property interests	—	(33,600)
Purchases of fixed assets	(47,435)	(42,687)
Sale of fixed assets	—	200

Cash used in investing activities	(47,435)	(758,319)

Cash flows from financing activities:
Repayments to shareholder and affiliates, net	—	(1,357,636)

Net increase (decrease) in cash	(3,012,464)	5,408,694
Cash at beginning of year	5,475,156	66,462

Cash at end of year	$2,462,692	5,475,156

Cash paid for interest	$696	106,789
Cash paid for income taxes	88,193	89,000

See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(1)	Summary of Significant Accounting Policies

(a)	General

Oceanic Exploration Company (the Company) was historically engaged in a worldwide search for oil and gas reserves. The Company’s investment in oil and gas properties consists primarily of a nonoperated net profit interest in proven reserves offshore Greece (the Prinos Property). Effective March 31, 1999, the Consortium operating the Greek property relinquished its license pertaining to the development area to the Greek government. Amounts paid to the Company for its net profits interest were remitted in U.S. dollars.

Effective March 31, 2000, the Company purchased the employment operations and certain assets of Alliance Services Associates, Inc., the wholly owned subsidiary of Alliance Staffing Associates, Inc. (collectively, Alliance) for $581,000. Alliance is an employment agency located in San Diego, California. The acquisition was accounted for using the purchase method of accounting.

The Company also provides services to two related entities pursuant to management agreements. The amounts received under the agreements are based on costs relating to employee salaries and other operating expenses, plus an additional fee of 5% of the total amount.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Oil and Gas Properties

Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration, and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production, computed using current prices, and costs and a discount rate of 10%; plus (2) the cost of producing properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Any excess costs are recorded as additional depletion expense.

The Company’s offshore Greece oil and gas property interests represent a 15% net profit interest in such properties. The property was fully depleted for book purposes as of March 31, 1999.

The cost of undeveloped properties is excluded from amortization pending a determination of the existence of proved reserves. Such undeveloped properties are assessed periodically for impairment. The amount of impairment, if any, is added to the costs to be amortized.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(d)	Income Taxes

Income taxes are provided for using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws and regulations, the amount reported may be subjected to change at a later date upon final determination by the taxing authorities.

(e)	Earnings (Loss) Per Share

Earnings (loss) per share is based on the weighted average number of common shares outstanding during the period.

(f)	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management reviews its estimates, including those related to the recoverability and useful lives of assets as well as liabilities for income taxes. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(2)	Net Profits Interest Proceeds

Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provided for a sliding scale for calculating the operator’s recoverable costs and expenses and for the calculation of the Greek royalty interest. The working interest owner who has the contractual obligation to the Company for the 15% net profits interest asserted that the calculation of the amounts due to the Company should be based on the amended agreement with the Greek government. The Company disagreed with this interpretation and commenced a legal action in Canada seeking a declaration by the Ontario Court of Justice (General Division) in Toronto, Canada (the Court) that amounts due the Company attributable to its 15% net profits interest be calculated based on the terms of the license agreement before this amendment. In December 1996, the Company received notification that the Court had rendered a judgment in the Company’s favor.

The defendant subsequently filed a Notice of Appeal requesting that the judgment be set aside. The Appellate Court hearing before the Ontario Court of Appeal was held in June 1999. On December 16, 1999, the Company received notification that the Appellate Court had upheld the lower court’s decision.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

On January 27, 2000 and February 9, 2000, the Company received $8,614,789 and $15,868, respectively, from the defendant. These amounts consisted of $6,739,342 (net of Greek taxes of $4,492,895) for net profits interest payments from January 1, 1993 through December 31, 1997, $118,255 for court costs and accrued interest of $1,773,060 (net of $197,007 of Canadian withholding taxes).

Effective March 31, 1999, the Consortium operating the Greek properties has relinquished its license to operate the Prinos oil field in Greece. However, they have retained the exploration rights in the area of the Aegean Sea over which there has been an ongoing ownership dispute between Greece and Turkey. Should the dispute be resolved and the Consortium drill and successfully develop any additional prospects, the Company would be entitled to once again receive its 15% net profits interest applicable to the working interest owner’s share. However, as the Company considers this to be unlikely under current circumstances, the Company has fully depleted its investment in Greece.

(3)	Oil and Gas Property

On September 19, 2000, the Company entered into a Participation Agreement with Mariah Energy, LLC giving the Company a 75% interest in potential oil and gas properties in Finney County, Kansas at a cost of $33,600. The agreement provided for participation in drilling an obligation test well to be spudded prior to December 15, 2000. The test well was drilled in October 2000 and determined to be a dry hole. Drilling costs of $108,750 have been expensed, as no reserves were discovered. As of December 31, 2000, an impairment reserve was recorded for the full amount of this working interest.

On December 31, 2001, all rights under the Participation Agreement expired and the cost of the working interest, plus the related impairment reserve, was written off.

(4)	Exploration Expenses

In 1974, Portugal granted an exclusive offshore concession to Petrotimor Companhia de Petroleos, S.A.R.L. (Petrotimor), a subsidiary of Oceanic, to explore for and develop oil and gas in the Timor Gap area. On January 5, 1976, subsequent to Indonesia’s unlawful invasion and occupation of East Timor, Portugal agreed to a suspension of performance under the concession agreement, based upon force majeure.

On December 11, 1989, Australia and Indonesia, ignoring Petrotimor’s rights under the concession from Portugal, signed the Timor Gap Treaty (the Treaty), purporting to create a joint zone of cooperation whereby these two countries could control the exploration and development of hydrocarbons in an area over which both countries claimed rights. A portion of this area, designated as Zone A, falls largely within the area where Petrotimor holds rights under its concession agreement with Portugal. The Treaty created a Joint Authority that purported to enter into production sharing contracts with various companies who have carried out exploration activities.

During 1999, the people of East Timor voted for independence from Indonesia and, the United Nations initiated a transition of East Timorese independence under the authority of the United Nations Transitional Administration in East Timor. On August 30, 2001, East Timor elected representatives to the Constituent Assembly to prepare a constitution for an independent and democratic East Timor. A draft constitution has

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

been approved by the Constituent Assembly and East Timor will become an independent nation on May 20, 2002.

On August 21, 2001, Oceanic and Petrotimor issued a Statement of Claim out of the Federal Court of Australia against the Commonwealth of Australia, the Joint Authority established under the Treaty, and the Phillips Petroleum companies operating within the Timor Gap area. Oceanic and Petrotimor claim that the Treaty and the pursuant legislation of the Australian Parliament was illegal for a number of reasons, including: (1) the Treaty and the legislation sought to claim significant portions of the continental shelf for Australia, which, under international law, belonged to East Timor, and (2) the Treaty and the legislation attempted to extinguish the property interest and rights granted by the then legitimate sovereign power, Portugal, to Oceanic and Petrotimor, without providing for just compensation. As the case involves complex issues of international and Australian constitutional law, it is expected that it will take a considerable period before the case is resolved.

In addition to the Statement of Claim issued in Australia, Oceanic has submitted an application for an Expansion of Seabed Concession to the transitional government in East Timor, which would, if granted, expand the 1974 Petrotimor concession to correspond with the offshore area East Timor is entitled to claim under international law.

During the years ended December 31, 2001 and 2000, respectively, the Company incurred exploration expenses of $1,511,625 and $122,608 related to activity in the Timor Gap area.

In connection with the Company’s litigation over the Timor Gap area, the Company was required to escrow $185,507 in a separate bank account during 2001 as security for court costs in the event the Company’s litigation proves unsuccessful. The $185,507 has been designated as restricted cash.

(5)	Alliance Acquisition

As noted in note 1(a), the Company recorded the acquisition of Alliance using the purchase method of accounting. Under this method, the excess of the purchase price over the net assets acquired is first allocated to adjust the recorded value of the tangible and identified intangible assets acquired to their fair market value. Any excess is then recorded as goodwill. The purchase price, legal fees, and other professional fees incurred have been allocated as follows:

Cash	$34,373
Prepaid assets	10,998
Fixed assets	101,041
Goodwill	570,193

$716,605

The purchase price of $581,000 was paid to the shareholders of Alliance Staffing Associates, Inc., Karsten N. Blue and Linden P. Blue, who are the sons of James N. Blue, the Chairman of the Board and Chief Executive Officer of the Company.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(6)	Income Taxes

Income tax benefit (expense) consists of the following:

	2001	2000

Current:
Foreign — Canada	$—	(197,007)
U.S. federal	35,615	(35,615)
U.S. state	(1,600)	—

Total current income tax benefit (expense)	34,015	(232,622)
Deferred:
U.S. federal	2,208	10,325

Total income tax benefit (expense)	$36,223	(222,297)

The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory tax rate of 34% and the reported amount of income tax expense is as follows:

	2001	2000

Computed at U.S. statutory tax rate	$1,007,686	(2,762,052)
Decrease (increase) in the valuation allowance	(22,241)	520,088
Foreign exploration expenses not deducted for tax purposes	(513,953)	—
Foreign tax credits (recaptured) utilized, net	(315,421)	2,019,667
Adjustment of taxes provided in prior years and other, net	(119,848)	—

Income tax benefit (expense)	$36,223	(222,297)

Greek income taxes are withheld from oil and gas revenue payments to the Company. The effective Greek income tax rate applicable to the Company’s 15% net profits interest was reduced from 50% to 40% effective January 1, 1993 with respect to the Prinos and Prinos North development areas. The 50% tax rate remains effective for areas outside the development area. Included in tax expense at December 31, 2000 was $197,007 for Canadian taxes paid on proceeds from Denison. Oceanic intends to carry back the loss generated in fiscal year 2001 for a refund of taxes paid for fiscal year 2000.

As discussed in note 2, the case against the working interest owner of the Greek properties was heard in Canadian courts. When the defendant and the Company came to an agreement in early 2000, Canadian income tax was withheld from accrued interest that was paid to the Company by the defendant. The Company is allowed to take a foreign tax credit for the amount withheld and submitted to Revenue Canada.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

At December 31, 2001 and 2000, significant components of deferred tax assets and liabilities (excluding unused foreign tax credits) are as follows:

	2001	2000

Deferred tax assets:
Oil and gas properties, principally due to differences in depreciation and depletion and impairment	$152,511	150,404
Goodwill amortization	32,134	13,772
Other	23,308	21,536

	207,953	185,712
Valuation allowance	(207,953)	(185,712)
Deferred liabilities:
Other	—	(2,208)

Net deferred tax liabilities	$—	(2,208)

The deferred tax asset at December 31, 2001, for which a valuation allowance has been recorded, will be recognized when its realization is more likely than not.

(7)	Common Stock

The Company adopted an incentive plan in June 1976, which reserved 500,000 shares of common stock for stock options and 200,000 shares for stock grants to be awarded to Company officers, directors, and employees, including certain eligible consultants. At December 31, 2001, no stock options or grants were outstanding. At that date, 223,500 shares were available for future stock option awards, and 115,626 shares were available for future stock grants.

(8)	Related Party Transactions

The Company provides management services to Cordillera Corporation (Cordillera), the beneficial controlling shareholder of the Company, and to San Miguel Valley Corporation (SMVC), an affiliate of Cordillera, under agreements providing for payments to the Company based on costs for actual time and expenses plus an additional fee of 5% of the total amount. During the years ended December 31, 2001 and 2000, such fees amounted to approximately $448,000 and $571,000, respectively, and have been included as other revenue in the accompanying consolidated statements of operations.

The Company contributes for all qualified employees amounts to a defined contribution pension plan and a 401(k) plan administered by Cordillera. The Company makes contributions to these plans in accordance with the respective plan documents. During the years ended December 31, 2001 and 2000, the Company recorded expense of $83,019 and $78,884, respectively, under these plans.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Additionally, the Company has taken over as plan sponsor for the Alliance 401(k) plan that was established July 1, 1993. According to plan documents, employer contributions are discretionary. The Company did not record any expense under this plan during the nine months ended December 31, 2000 and the year ended December 31, 2001.

During August 2000, the Company relocated its corporate offices due to condemnation proceedings at the old location to allow for highway widening and light rail construction. The new office building is owned by Sorrento West Properties, Inc., a company indirectly owned and controlled by an officer and director of the Company. Under the terms of the new office building lease, dated September 1, 2000, the Company leases 4,990 square feet of space at an annual cost of $18.00 per square foot for the first 36 months rising to an annual cost of$18.50 per square foot for the next 24 months.

The Company leases office space from an unrelated party in San Diego for the Alliance operations. Under the terms of a three year lease, beginning November 15, 2001, the Company leases 5,795 square feet of space at an annual cost of $20.40 per square foot. The lease contains a 3% escalation clause, effective on each anniversary date.

Rent expense for the years ended December 31, 2001 and 2000, were $153,057 and $102,168, respectively. Future minimum lease payments under noncancelable operating leases for office space are as follows:

Year ended December 31:
2002	$208,481
2003	212,873
2004	202,055
2005	61,543

$684,952

(9)	Supplemental Financial Data — Oil and Gas Producing Activities

The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, Disclosure about Oil and Gas Producing Activities (SFAS No. 69).

(a)	Disclosures About Capitalized Costs and Costs Incurred

Capitalized costs related to oil and gas producing activities are as follows:

	2001	2000

Unproved properties (domestic)	$—	33,600
Proved properties (foreign)	39,000,000	39,000,000

Accumulated amortization, depletion, and impairment allowance	(39,000,000)	(39,033,600)

	$—	—

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

Costs incurred in oil and gas producing activities for the years ended December 31, 2001 and 2000 were approximately as follows:

	2001	2000

Exploration costs (see note 4)	$1,517,272	273,591
Impairment	—	33,600

(b)	Oil and Gas Revenue

Results of operations from oil and gas producing activities in Greece for the years ended December 31, 2001 and 2000 are as follows:

	2001	2000

Net profits interest proceeds, net of Greek taxes	$—	6,739,342

	$—	6,739,342

The Company’s gross revenues are burdened only by Greek income taxes. The Company had no production costs since its property interest was a net profit interest.

(10)	Information Concerning Business Segments

As discussed in notes 1 and 5, the Company acquired Alliance effective March 31, 2000. Upon this acquisition, the Company began operating in two business segments, oil and gas exploration and employment operations. The Company’s oil and gas exploration activities have generally consisted of exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of, and any revenue from, a discovery. The objective of the Company’s employment operations is to provide services consisting of executive search, professional and technical placement, human resources consulting, site management and contract staffing to companies in the San Diego area.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). The Company evaluates its segments based on operating income of the respective divisions.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

The table below presents certain financial information for the Company’s operating segments as of and for the years ended December 31, 2001 and 2000.

	Oil and gas
	exploration,	Employment
	including corporate	operations	Total

Year ended December 31, 2001:
Revenue	$709,468	2,701,447	3,410,915
Interest income	178,731	2,337	181,068
Loss before taxes	(2,309,351)	(654,431)	(2,963,782)
Total assets	2,818,596	920,584	3,739,180
Capital expenditures	25,304	22,131	47,435
Exploration expenses	1,517,272	—	1,517,272
Staffing direct costs	—	2,283,875	2,283,875
Amortization and depreciation	7,977	126,821	134,798
Year ended December 31, 2000:
Revenue	9,916,185	2,721,012	12,637,197
Interest income	2,298,101	2,180	2,300,281
Income (loss) before taxes	8,490,809	(367,127)	8,123,682
Total assets	5,482,979	986,275	6,469,254
Capital expenditures	67,811	690,708	758,519
Exploration expenses	273,591	—	273,591
Staffing direct costs	—	2,245,683	2,245,683
Amortization, depreciation, and impairment	36,342	91,973	128,135

(11)	Significant Customers

As of December 31, 2001, the Company had accounts receivable from a significant customer totaling approximately $115,000. The same customer accounted for approximately 24% of the Company’s revenue during the year ended December 31, 2001.

APPENDIX I
FORM OF SUBSCRIPTION AGREEMENT

PLEASE CAREFULLY REVIEW THE INSTRUCTIONS

OCEANIC EXPLORATION COMPANY SUBSCRIPTION AGREEMENT

     This Subscription Agreement represents a subscription to acquire the number of shares of common stock of Oceanic Exploration Company set forth below at a subscription price of $.15 per share for the total subscription price set forth below. The registered owner named below is entitled to subscribe for full shares of common stock pursuant to subscription rights granted to stockholders upon the terms and conditions set forth in the related prospectus. For each share of common stock subscribed for, the subscription price of $.15 must be forwarded to Oceanic Exploration Company.

     THE SUBSCRIPTION RIGHTS EXPIRE AT 5:00 P.M. DENVER, COLORADO TIME ON OCTOBER      , 2002. NO SUBSCRIPTION AGREEMENTS WILL BE ACCEPTED THEREAFTER.

Stockholder Name:

Stockholder Address:

Number of Shares Owned By
Stockholder on September      , 2002:

Number of Shares Subject To
Basic Subscription Rights:

Section 1 — SUBSCRIPTION AND SIGNATURE

     I hereby irrevocably subscribe for the number of shares of common stock as indicated below, on the terms specified in the related Prospectus.

a.	Subscription:	Shares
b.	Over-Subscription: (no more than 21,000,000 less the number subscribed for in (a))	Shares
c.	Total Subscription (a + b):	Shares
d.	Total Cost (c x $.15 rounded up to whole cents):	$

Signature of Stockholder:	Telephone Number: ( )

Section 2 — ADDRESS FOR DELIVERY OF STOCK CERTIFICATE IF DIFFERENT FROM ABOVE

INSTRUCTIONS FOR USE OF SUBSCRIPTION AGREEMENT

     Each stockholder of Oceanic Exploration Company has the right to subscribe for 2.1177565 shares of common stock for each full share of common stock of Oceanic Exploration (the “Rights”) owned of record at the close of business on September ___, 2002 (the “Record Date”). The number of shares of common stock you are entitled to subscribe for appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 2.1177565 and rounding up to the nearest whole number. The Subscription Price of $.15 is needed to subscribe for each share of common stock. See the prospectus for detailed information on these options. You may also subscribe for common stock pursuant to an Over-Subscription Privilege. To exercise your Rights, you must complete the appropriate sections on the Subscription Agreement. If you wish to exercise your Rights or the Over-Subscription Privilege, you must do so by no later than 5:00 p.m. October ___, 2002. Rights may be exercised only through Oceanic Exploration. Rights are not transferable.

TO EXERCISE YOUR RIGHTS-PLEASE COMPLETE AND RETURN
THE SUBSCRIPTION AGREEMENT

1.     Complete “SECTION 1-SUBSCRIPTION AND SIGNATURE.”

     a.     Basic Subscription Rights. Enter the number of shares you intend to purchase under your Basic Subscription Rights. The maximum number of shares you may purchase on Basic Subscription appears on the front of the Subscription Agreement or can be calculated by multiplying the number of shares of common stock owned of record on the Record Date by 2.1177565 and rounding up to the nearest whole number.

     b.     Over-Subscription. Enter the number of shares you desire to purchase under your Over-Subscription Privilege. The Over-Subscription Privilege is available only if you exercised all of your Basic Subscription Rights. The maximum number of shares that you can purchase on Over-Subscription is 21,000,000 shares less the number of shares you purchased on Basic Subscription Rights. The number of shares that will actually be purchased by you will be subject to allotment if there are not enough shares remaining after the Basic Subscription Rights to completely fill all requests for purchases on Over-Subscription.

     c.     Total Subscription. Enter the total number of shares you want to purchase in the offer. This number is the sum of the number of shares you are purchasing on Basic Subscription Rights plus the number of shares you desire to purchase on Over-Subscription.

     d.     Total Cost. Enter the total cost of your subscription. Your total cost is the dollar number obtained when you multiply the number of shares shown under Total Subscription by $.15, the Subscription Price per share and rounding up to the nearest whole cent.

2.     Sign the Subscription Agreement in the space provide at the bottom of Section 1. Include your daytime telephone number in the space provided.

3.     Enclose the executed Subscription Agreement, together with a certified check, bank draft (cashier’s check) drawn on a U.S. bank, or money order made payable to “Oceanic Exploration Company” in the amount of the Total Cost (Item d. of Section 1) in the envelope provided. If you use your own envelope, address it to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111. You may also personally deliver your Subscription Agreement and payment to Oceanic Exploration Company, 7800 East Dorado Place, Suite 250, Englewood, Colorado 80111.

4.     Mail or deliver your executed Subscription Agreement and payment for the Total Cost on a timely basis so that it is received by Oceanic Exploration by no later than 5:00 P.M. Denver, Colorado time on October ___, 2002 (the “Expiration Date”). If Oceanic Exploration has not received your Subscription Agreement and payment for the Total Cost by 5:00 p.m. Denver, Colorado time on the Expiration Date, you will not be entitled to purchase shares pursuant to the Rights. Accordingly, if you are sending your executed Subscription Agreement and payment by mail, please allow sufficient time for them to be received by Oceanic Exploration prior to 5:00 p.m. on the Expiration Date.

     The Rights Offering is being made on an any or all basis, which means that Oceanic Exploration may accept any subscription received even if all 21,000,000 shares of common stock offered are not subscribed for in the Rights Offering.

     Oceanic Exploration reserves the right to reject any Subscription Agreement and payment not properly submitted. Oceanic Exploration has no duty to give notification of defects in any Subscription Agreement or payment and will have no liability for failure to give such notification. Oceanic Exploration will return any Subscription Agreement or payment not properly submitted.

     STOCKHOLDERS SHOULD CAREFULLY REVIEW THE RELATED PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE RIGHTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation’s request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Our Bylaws provide that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware Law.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with this rights offering are set forth below:

Expenses	Amount

Securities and Exchange Commission filing fee	$290
Blue Sky fees and expenses	$3,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$70,000
Transfer agent and registrar fees and expenses	$2,000
Printing and electronic transmission expenses	$9,000
Postage	$2,000
Miscellaneous	$3,710
Total	$100,000

Item 26. Recent Sales of Unregistered Securities

     We have not sold any securities within the past three years without registration under the Securities Act.

Item 27. Exhibits

     (a)  Exhibits filed herewith are listed below and if not located in another previously filed registration statement or report, are attached to this registration statement at the pages set out below. The “Exhibit Number” below refers to the Exhibit Table in Item 601 of Regulation S-B.

Exhibit Number	Name of Exhibit	Location

2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request.	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Amended and Restated Certificate of Incorporation	*

3.2	Bylaws (including all amendments)	Page 15 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

5.1	Opinion of Callister Nebeker & McCullough	*

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Page 15 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Page 20 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

Exhibit Number	Name of Exhibit	Location

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 of the Report on Form 10-QSB for the quarter ended September 30, 2000

10.11	Employment Agreement with Maureen Sullivan, President of Alliance Division	Exhibit 10.16 of the Report on Form 10-KSB for the year ended December 31, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated October 18, 2001	Exhibit 10.2 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrtimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002

21.1	Subsidiaries of Oceanic Exploration Company

23.1	Consent of KPMG LLP

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

24.1	Power of Attorney	Included on Signature Page to Registration Statement

*	To be filed by amendment

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

     (2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering

     (4)  To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer and the number of shares of common stock acquired by NWO Resources, Inc. or Cordillera Corporation, if any. If NWO Resources, Inc. or Cordillera Corporation makes any subsequent public offering of the common stock registered under this registration statement, we will file a post-effective amendment to state the terms of such offering.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on August 19, 2002.

OCEANIC EXPLORATION COMPANY

By:	/s/ CHARLES N. HAAS

Charles N. Haas President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles N. Haas and Phylis J. Anderson and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

/s/ CHARLES N. HAAS Charles N. Haas	President and Director (Principal Executive Officer)	August 19, 2002

/s/ PHYLIS J. ANDERSON Phylis J. Anderson	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2002

/s/ JAMES N. BLUE James N. Blue	Chairman of the Board of Directors and Chief Executive Officer	August 19, 2002

Signature	Title	Date

/s/ JOHN L. REDMOND John L. Redmond	Vice President — International Exploration and Director	August 19, 2002

/s/ SIDNEY H. STIRES Sidney H. Stires	Director	August 19, 2002

/s/ GENE E. BURKE, M.D. Gene E. Burke, M.D.	Director	August 19, 2002

EXHIBIT INDEX

Exhibit Number	Name of Exhibit	Location

2.1	Agreement of Purchase and Sale of Assets between Oceanic Exploration Company, Alliance Services Associates, Inc., Alliance Staffing Associates, Inc. and the parties executing the Agreement as shareholders of Alliance Staffing Associates, Inc. Pursuant to Item 601(b)(2) of Regulation S-X, the Exhibits referred to in the Agreement are omitted. We agree to furnish supplementally a copy of such Exhibit to the Commission upon request.	Exhibit 99.1 of Form 8-K dated March 31, 2000

3.1	Amended and Restated Certificate of Incorporation	*

3.2	Bylaws (including all amendments)	Page 15 of Form 8 (Amendment No. 1 to 10-K Report) date June 1, 1982 (SEC File No. 000-06540)

5.1	Opinion of Callister Nebeker & McCullough	*

10.1	Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.2	Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.3	Amendment dated August 27, 1976 to Agreement of June 30, 1976	Report on Form 10-K for year ended September 30, 1976 (SEC File No. 000-06540)

10.4	Management Agreement with Cordillera Corporation dated January 1, 2000	Page 15 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.5	Management Agreement with San Miguel Valley Corporation dated January 1, 2000	Page 20 of the Report of Form 10-QSB for the quarter ended March 31, 2000

10.6	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Services Associates, Inc.	Exhibit 99.2 of the Report of Form 8-K dated March 31, 2000

10.7	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Alliance Staffing Associates, Inc.	Exhibit 99.3 of the Report of Form 8-K dated March 31, 2000

10.8	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Karsten N. Blue	Exhibit 99.4 of the Report of Form 8-K dated March 31, 2000

Exhibit Number	Name of Exhibit	Location

10.9	Non-Compete Agreement and Continuity of Business Dealing Undertaking with Linden P. Blue	Exhibit 99.5 of the Report of Form 8-K dated March 31, 2000

10.10	Office Building lease with Sorrento West Properties, Inc. dated September 1, 2000	Exhibit 10 of the Report on Form 10-QSB for the quarter ended September 30, 2000

10.11	Employment Agreement with Maureen Sullivan, President of Alliance Division	Exhibit 10.16 of the Report on Form 10-KSB for the year ended December 31, 2000

10.12	Management Agreement with Points Four World Travel, Inc. dated April 1, 2001	Exhibit 10.1 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.13	Office Building Lease with Sorrento Square, LLC dated October 18, 2001	Exhibit 10.2 of the Report on Form 10-QSB for the quarter ended June 30, 2002

10.14	Concession Contract between the Portuguese Government (by the Minister for Overseas) and Petrtimor Companhia de Petroléos, S.A.R.L. dated December 11, 1974

10.15	Demand Promissory Note (Line of Credit) dated August 15, 2002

21.1	Subsidiaries of Oceanic Exploration Company

23.1	Consent of KPMG LLP

23.2	Consent of Callister Nebeker & McCullough (included in Exhibit 5.1)

24.1	Power of Attorney	Included on Signature Page to Registration Statement

*	To be filed by amendment